STOCK PURCHASE AGREEMENT
by and among
Heritage-Crystal Clean, LLC
an Indiana limited liability company,
as Buyer,
DÉDALO PATRIMONIAL S.L.U.,
a sociedad limitada unipersonal formed under the laws of the Kingdom of Spain, as Seller,
and
Fomento de Construcciones y Contratas, S.A., solely for purposes of Section 5.5 and Article 7

October16, 2014

Page
-v-
TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS    1
ARTICLE 2 PURCHASE AND SALE    13

Section 2.1. Purchase and Sale	13

Section 2.2. Purchase Price	13

Section 2.3. Payment of Purchase Price; Adjustments	14

Section 2.4. Intercompany Obligations; Release of Parent Company Guarantees; Transfer of Excluded Assets	15

Section 2.5. Closing	16

Section 2.6. Deliveries at Closing	16

Section 2.7. Tax Treatment; Allocation of Consideration	18

Section 2.8. Used Oil Inventory	18
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER    18

Section 3.1. Organization; Subsidiaries	18

Section 3.2. Authorization; Enforceability	19

Section 3.3. No Violation or Conflict	19

Section 3.4. No Consents	20

Section 3.5. Capitalization	20

Section 3.6. Litigation	21

Section 3.7. Real Property	21

Section 3.8. Personal Property and Title	22

Section 3.9. Material Contracts	23

Section 3.10. Financial Statements	24

Section 3.11. Absence of Undisclosed Liabilities	25

Section 3.12. Intellectual Property	25

Section 3.13. Insurance	26

Section 3.14. Tax Matters	27

Section 3.15. Compliance with Law; Permits	29

Section 3.16. Environmental Matters	29

Section 3.17. Labor Matters	30

Section 3.18. No Adverse Change	31

Section 3.19. Employee Benefit Plans	33

Section 3.20. Bank Accounts; Powers of Attorney	35

Section 3.21. Fees and Expenses of Brokers and Others	35

Section 3.22. Re-refinery Joint Venture	35

Section 3.23. Transactions with Affiliates	35

Section 3.24. Inventory	35

Section 3.25. Accounts Receivable	36

Section 3.26. Sanctions Compliance	36

Section 3.27. Claims Against Officers and Directors	36

Section 3.28. Disclaimer of Warranties	36

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER    36

Section 4.1. Organization of Buyer	36

Section 4.2. Authorization; Enforceability	36

Section 4.3. No Consents	37

Section 4.4. Litigation	37

Section 4.5. Fees and Expenses of Brokers and Others	37

Section 4.6. Investment Representation	37

Section 4.7. WARN Act	37

Section 4.8. Reconciliation	37
ARTICLE 5 ADDITIONAL AGREEMENTS    38

Section 5.1. Use of Names	38

Section 5.2. Tax Matters	39

Section 5.3. Retention of and Access to Records	41

Section 5.4. Employees and Employee Benefit Plans	41

Section 5.5. Non-Competition; Non-Solicitation	42

Section 5.6. Cooperation; Certain Accounting Costs	45

Section 5.7. Preexisting Non-Compete Enforcement Cooperation	46

Section 5.8. Lender Provisions	46

Section 5.9. Escrow for Backup Tapes	47

Section 5.10. Transition Services	47
ARTICLE 6 INDEMNIFICATION    47

Section 6.1. Survival of Representations, Warranties and Covenants	47

Section 6.2. Indemnification by Seller	48

Section 6.3. Indemnification by Buyer	49

Section 6.4. Limitations on Indemnity	49

Section 6.5. Indemnification Procedure - Direct Claims	52

Section 6.6. Indemnification Procedure - Third Party Claims	52

Section 6.7. Indemnity Amounts to be Computed on After-Tax Basis	53

Section 6.8. Environmental Remediation	54

Section 6.9. Consequential Damages	54

Section 6.10. Exclusive Remedy	55

Section 6.11. Other Indemnification Matters	55
ARTICLE 7 MISCELLANEOUS    55

Section 7.1. Construction of Defined Terms	55

Section 7.2. Disclaimer of Representations and Warranties and Information in Data Room	56

Section 7.3. Confidentiality	57

Section 7.4. Public Announcements	57

Section 7.5. Entire Agreement; Amendment; Waiver	57

Section 7.6. Expenses	58

Section 7.7. Governing Law; Arbitration	58

Section 7.8. Judicial Proceedings; Waiver of Jury Trial	59

Section 7.9. Further Assurances	59

Section 7.10. Assignment	59

Section 7.11. Notices	60

Section 7.12. Counterparts and Facsimile Signatures	60

Section 7.13. Headings	61

Section 7.14. Severability	61

Section 7.15. No Third Party Rights	61

Section 7.16. Release	61

Section 7.17. Specific Performance	61

Section 7.18. Waiver of Conflicts	62

Section 7.19. Construction	62

Section 7.20. Computation of Time	62

Section 7.21. Guaranty	62

LIST OF SCHEDULES
Schedule 1.1(a)    Apex Business Assets and Liabilities
Schedule 1.1(b)    Letters of Credit
Schedule 1.1(c)    Permitted Liens
Schedule 1.1(d)    Financial Indebtedness Exclusions
Schedule 2.4(b)(i)    Parent Company Guarantees
Schedule 2.4(b)(ii)    Post-Closing Remaining Parent Company Guarantees
Schedule 2.6(a)(xiii)    Estimated August and September Financial Information
Schedule 2.7    Tax Allocation Methodology
Schedule 2.8     Used Oil Inventory and Sampling Procedures
Schedule 3.1(c)    Subsidiaries
Schedule 3.4    Required Consents
Schedule 3.5(a)    Capitalization of FCC Environmental
Schedule 3.5(b)    Capitalization of IPC
Schedule 3.5(c)    Capitalization of Subsidiaries
Schedule 3.6    Litigation
Schedule 3.7(a)    Owned Real Property
Schedule 3.7(b)     Leased Real Property
Schedule 3.7(b)(i)    Undelivered Real Property Leases
Schedule 3.7(d)    Real Property Material Defects
Schedule 3.8(a)    Personal Property
Schedule 3.8(c)    Personal Property Material Defects
Schedule 3.8(d)    Required Affiliate Assets for Operation of Business
Schedule 3.9    Material Contracts
Schedule 3.12(a)    Intellectual Property
Schedule 3.12(b)    Intellectual Property Disputes
Schedule 3.13(a)(i)    Insurance Policies
Schedule 3.13(a)(ii)    Seller/Parent Insurance Policies
Schedule 3.13(b)    Insurance Claims
Schedule 3.14(a)    Tax Returns
Schedule 3.14(c)    Tax Liabilities
Schedule 3.14(d)    Tax Audits and Examinations
Schedule 3.15(a)    Compliance with Law
Schedule 3.16(a)    Environmental Matters
Schedule 3.16(b)    Environmental Matters
Schedule 3.16(c)    Environmental Matters
Schedule 3.17(a)(i)    Labor Matters
Schedule 3.17(a)(ii)    Labor Claims
Schedule 3.17(b)    Company Employees
Schedule 3.17(c)(i)    Employee Noncompetition Agreements
Schedule 3.17(c)(ii)    Breached Employee Noncompetition Agreements
Schedule 3.18    No Adverse Change
Schedule 3.19(a)    Employee Benefit Plans
Schedule 3.19(c)(iii)    Employee Benefit Plan Claims
Schedule 3.19(c)(v)(B)    Form 5500 Reports
Schedule 3.19(e)    Non-Amendable or Terminable Employee Benefit Plans
Schedule 3.19(f)    Certain Employee Contracts and Plans
Schedule 3.20    Bank Accounts; Powers of Attorney

Schedule 3.27    Claims against Officers and Directors
Schedule 5.4(c)    COBRA Recipients
Schedule 5.4(d)    Disability Recipients
Schedule 5.4(f)    Workers’ Compensation Claims
Schedule 5.4(h)    Joint Announcement
Schedule 5.7    Preexisting Non-Compete Enforcement Claims
Schedule 6.2(c)    Specified Indemnification Matters

LIST OF EXHIBITS
Exhibit A    Estimated Working Capital and Net Financial Indebtedness
Exhibit B    Excluded Assets
Exhibit C    Form of Assignment of FCC Interests
Exhibit D    Transition Services
Exhibit E    Used Oil Specifications

*Pursuant to Item 601(b) of Regulation S-K, Exhibits and Schedules have been omitted from this Agreement. The registrant will furnish a copy of any omitted Exhibit and Schedule to the Securities and Exchange Commission upon request.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of October 16, 2014, by and among Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Buyer”), Dédalo Patrimonial, S.L.U., a sociedad limitada unipersonal formed under the laws of the Kingdom of Spain (“Seller”) and, solely for purposes of Section 5.5 and Article 7, Fomento de Construcciones y Contratas, S.A., a sociedad anónima formed under the laws of the Kingdom of Spain (“Parent”). Each of Buyer and Seller is referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller collectively owns all of the issued and outstanding shares of the membership interests (the “FCC Interests”) of FCC Environmental, LLC, a Delaware limited liability company (“FCC Environmental”), and capital stock (the “IPC Shares,” and together with the FCC Interests, the “Securities”) of International Petroleum Corp. of Delaware, a Delaware corporation (“IPC, and together with FCC Environmental, each a “Company” and collectively the “Companies”); and
WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Securities.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:
“Accounting Firm” shall have the meaning given in Section 2.3(b)(iii).
“Acquired Business” shall have the meaning given in Section 5.5(a)(i).
“Affiliate” shall mean, as to any Person, any other Person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person or an officer, director or equity holder of such Person. For purposes hereof, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of equity interests, by contract or otherwise.
“Affiliate Assets” shall have the meaning given in Section 3.8(d).
“Agreement” shall have the meaning given in the preamble to this Agreement.
“Allocation” shall have the meaning given in Section 2.7.
“Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.
“Antitrust Law” shall mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or local statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws, whether

United States or foreign, that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Apex Business” shall mean the business conducted by Apex/FCC, LLC, a Louisiana limited liability company, and those assets used in and liabilities incurred in connection with the operation of such businesses as set forth on Schedule 1.1(a).
“Applicable Area” shall mean any state where the Companies’ plants or Facilities are located or the Companies or its Subsidiaries currently conduct the business of recovering oil or providing vacuum services, in each case as of the Closing Date.
“Business Day” shall mean each day other than a Saturday, Sunday or other day on which banks in New York, New York are not required by Law to be open.
“Buyer” shall have the meaning given in the preamble to this Agreement.
“Buyer Fundamental Representations” shall mean those representations and warranties contained in Sections 4.1 (Organization of Buyer), 4.2 (Authorization; Enforceability) and 4.5 (Fees and Expenses of Brokers and Others).
“Buyer Indemnified Parties” shall have the meaning given in Section 6.2.
“Claim Notice” shall have the meaning given in Section 6.5.
“Claim Threshold” shall have the meaning given in Section 6.4(a).
“Closing” shall have the meaning given in Section 2.5.
“Closing Adjustment Amount” means adjustments to the Purchase Price by applying the following: (a) the Purchase Price shall be decreased to the extent that (i) the Net Financial Indebtedness is a positive number, and/or (ii) the amount, if any, by which the Closing Date Working Capital is lower than the Targeted Net Working Capital, and (b) the Purchase Price shall be increased to the extent that (i) the amount, if any, by which the Closing Date Working Capital exceeds the Targeted Net Working Capital, and/or (ii) to the extent that the Net Financial Indebtedness measured as of the Closing Date is a negative number.
“Closing Date” shall have the meaning given in Section 2.5.
“Closing Date Company Employee” shall mean any Company Employee as of the day before the Closing Date.
“Closing Date Working Capital” shall be defined as set forth in Exhibit A and shall be calculated in accordance with the Companies’ historical Financial Statements and practices for preparing combined financial statements and be in accordance with IFRS consistently applied. Exhibit A contains an example of the calculation of the Closing Date Working Capital as if the Closing occurred on March 31, 2014 and as of the Closing Date. For the avoidance of doubt, Buyer reserves its right to comment and challenge the amounts included in the October 16, 2014 Working Capital and the Net Financial Indebtedness Calculations in accordance with Section 2.3.
“COBRA” shall mean Section 4980B of the Code or Part 6 of Title I of ERISA, 29 U.S.C. Section 1161 et sec.

“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” shall mean any written or oral agreement, memorandum of understanding or other contractual obligation between any Company, on the one hand, and any labor organization or other authorized employee representative representing the bargaining unit employees of any such entity, on the other hand.
“Company” and “Companies” shall have the meaning given in the recitals to this Agreement.
“Company Employee” shall mean any current common law employee of either Company or their Subsidiaries (regardless of whether such employee is active, on leave or otherwise inactive). The term “Company Employee” does not include any individual that Seller or either Company characterizes as a temporary or leased employee or independent contractor; provided that such characterization is reasonably supported by relevant facts and applicable Law.
“Company Intellectual Property” shall have the meaning given in Section 3.12(a).
“Competing Business” shall have the meaning given in Section 5.5(a)(i).
“Contracts” shall have the meaning given in Section 3.9.
“Debt Commitments” shall have the meaning given in Section 5.8.
“Debt Financing Source(s)” shall have the meaning given in Section 5.8.
“Deductible” shall have the meaning given in Section 6.4(a).
“Dry Basis Used Oil” shall mean, with respect to any used oil included as part of either Company’s inventory, the amount of such used oil that remains after deducting all of the water measured in such used oil. For purposes of example only, a 6,000 gallon tank of such used oil which is measured to contain 20% water and 80% oil would contain 4,800 gallons of Dry Basis Used Oil.
“Effective Time” shall have the meaning given in Section 2.1.
“Employee Benefit Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA and any other employee benefit plans, programs or policies that provide compensation or other benefits, whether or not subject to ERISA, to any present or former employee, officer or partner (or any dependent or beneficiary thereof) of either Company, or any dependent or beneficiary thereof and that are or have been sponsored or maintained by either Company, or with respect to which either Company has any liability, including without limitation, any bonus, incentive, deferred compensation, vacation, equity, severance, employment, change of control or fringe benefit plan, program or agreement.
“Employee Noncompetition Agreement” shall have the meaning given in Section 3.17(c).
“Environmental Action” shall mean any action, claim, complaint, demand, order, investigation, notice of violation, suit or proceeding initiated by any Governmental Authority or any other Person that involves a violation or alleged violation of any Environmental Law.
“Environmental Indemnification” shall have the meaning given in Section 6.4(a).
“Environmental Indemnification Limit” shall have the meaning given in Section 6.4(a).

“Environmental Law” shall mean any and all applicable international, foreign, federal, state, local or municipal laws, treaties, executive orders, statutes, codes, rules, regulations, ordinances, standards, legally binding guidance document, common law (including, without limitation, common law theories of negligence, nuisance and trespass) or requirements of any Governmental Authority and interpretation thereof (including, without limitation, any judicial or administrative orders, directives, decisions, injunctions and decrees) now or hereinafter in effect, regulating, relating to or imposing Environmental Liability, standards or obligations of conduct concerning (a) any “hazardous waste” (as defined by 42 U.S.C. § 6903(5)), “hazardous substance” (as defined by 42 U.S.C. § 9601(14)), “hazardous material” (as defined by 49 U.S.C. § 5102(2)), “toxic pollutant” (as listed pursuant to 33 U.S.C. § 1317), or “pollutant or contaminant” (as defined in 42 U.S.C. § 9601(33)), any “oil” (as defined by 33 U.S.C. § 2701(23)) or (b) any environmental media, environmental protection, natural resources or health and safety (including without limitation the health and safety of workers), together with any amendment or reauthorization thereto or thereof, and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents.
“Environmental Liability” shall mean any and all liabilities, losses, costs, debts, obligations or claims of any kind whatsoever (including, without limitation, the costs of any remedial or removal action) arising in connection with or in any way relating to any Company or Subsidiary (or any of their respective predecessors), in each case, whether accrued, contingent, absolute, determined, determinable or otherwise, that relate to any Environmental Law or any Hazardous Material.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity that, together with the Companies, is treated as a single employer under Section 414 of the Code.
“Estimated Closing Adjustment Amount” means adjustments to the Purchase Price determined on the Closing Date by applying the following: (a) the Purchase Price shall be decreased to the extent that (i) the estimated Net Financial Indebtedness is a positive number, and/or (ii) the amount, if any, by which the estimated Closing Date Working Capital is lower than the Targeted Net Working Capital, and (b) the Purchase Price shall be increased to the extent that (i) the amount, if any, by which the Closing Date Working Capital exceeds the estimated Net Working Capital, and/or (ii) to the extent that the estimated Net Financial Indebtedness measured as of the Closing Date is a negative number.
“Estimated Purchase Price” shall mean $90,000,000 as adjusted by the Estimated Closing Adjustment Amount.
“Estimated Net Financial Indebtedness” shall have the meaning given in Section 2.3(b)(i).
“Evaluation Material” shall mean any information, documents or materials provided to Buyer in any presentations, meetings or similar form or made available to Buyer in any data rooms (whether physical or electronic) maintained by or on behalf of Seller, in each case relating to the Companies or the business of the Companies in connection with the transactions contemplated by this Agreement.
“Excluded Assets” shall mean (a) the assets and liabilities relating exclusively to the Excluded Business Activities, and (b) the email mailboxes of certain employees of Parent, which are stored on the backup servers of the Companies, all of which are identified on Exhibit B.
“Excluded Business Activities” shall mean (a) that certain contract by and between FCC Environmental and the City of Houston for the transportation and management of waste from the City’s water treatment facilities; (b) that certain proposal by FCC Environmental to provide, together with certain

Affiliates, certain decontamination and hazardous waste disposal services to a joint venture that includes other Affiliates in connection with such joint venture’s proposal for the I-4 Ultimate Project and any contract resulting from such proposal; and (c) the Apex Business.
“Facilities” shall mean all buildings, fixtures and equipment, storage tanks and related equipment and all other improvements existing on the Leased Real Property and Owned Real Property.
“FCC Environmental” shall have the meaning given in the recitals to this Agreement.
“FCC Interests” shall have the meaning given in the recitals to this Agreement.
“FCC Names” shall mean the trade names, trademarks, commercial names, corporate names service marks, service names, assumed names, brand names or Internet domain names of FCC Environmental, including, without limitation the corporate name of FCC Environmental (i.e., “FCC Environmental, LLC), the names “FCC,” “Fomento de Construcciones y Contratas”, “FCC Environmental,” “FCC Environmental, LLC” and any derivations or variations thereof or any corporate name that includes any of the foregoing.
“Final Working Capital Statement” shall have the meaning given in Section 2.3(b)(ii).
“Financial Indebtedness” shall mean, as of any date, without duplication, the aggregate amount of any indebtedness (without duplication) for or in respect of (a) moneys borrowed; (b) any amount raised by acceptance under any acceptance credit facility; (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (d)     the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease; (e) receivables sold, assigned or discounted (other than any receivables to the extent they are sold on a non-recourse basis); (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; (g) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (including, without limitation, the letters of credit set forth on Schedule 1.1(b) hereto); and (i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above. “Financial Indebtedness” shall not include: (a) insurance deductibles, (b) payables relating to capital expenditures of the business, (c) accrued vacation, (d) commercial guarantees, surety bonds or similar commitments relating to permits or other contractual obligation of the Companies or its Subsidiaries listed on Schedule 1.1(d) hereto or (e) any other obligation of the Company where there is no interest accrual or other financial costs. For illustrative purposes, Exhibit A sets forth an example of how Financial Indebtedness is calculated. For clarity, items included in calculating the Financial Indebtedness or the Net Financial Indebtedness shall not be taken into account when calculating the Closing Date Working Capital.
“Financial Statement Date” shall have the meaning given in Section 3.10(a).
“Financial Statements” shall have the meaning given in Section 3.10(a).
“Governing Documents” shall mean the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its certificate of limited partnership and limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and operating agreement.

“Governmental Authority” shall mean any transnational, domestic or foreign, federal, state, municipal or local court, arbitral body, administrative or governmental body, department, commission, board, agency or instrumentality, legislative, executive or regulatory authority or agency or quasi-governmental authority or securities exchange.
“Governmental Authorization” shall mean any consent, license, registration or permit issued, granted or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Hazardous Materials” shall mean (a) any petroleum or petroleum product (including, without limitation, waste or used oil, gasoline, heating oil, kerosene and any other petroleum products or substances or materials derived from or commingled with any petroleum products), off-specification commercial chemical product, solid waste, radioactive materials, infectious medical waste, lead based paint, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), asbestos in any form that is or could become friable, urea formaldehyde and melamine formaldehyde (including any resin, substance or manufactured product containing formaldehyde) polychlorinated biphenyls and radon gas; (b) any waste, substance, vibration, sound or odor, that is listed, defined, designated, or classified as, or otherwise determined by any Environmental Laws to be ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, radioactive, mutagenic or otherwise hazardous; and (c) any pollutant, contaminant, waste, chemical, by-product, process-intermedial product or other material or substance (whether solid, liquid or gas) that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “hazardous air pollutant”, “toxic substance,” or a word, term, or phrase of similar meaning or regulatory effect under any Environmental Law.
“HP Liability” shall mean the dollar amount required to buy out the leases relating to the Hewlett Packard computer equipment necessary for the operation of the Acquired Business, as the same is set forth on Exhibit A hereto.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“ICC” shall have the meaning given in Section 7.7(b).
“IFRS” shall mean International Financial Reporting Standards as in effect at the time of the preparation of the subject financial statement.
“Indemnified Party” shall have the meaning given in Section 6.5.
“Indemnifying Party” shall have the meaning given in Section 6.5.
“Indemnity Agreement” shall mean that certain Stock Purchase Agreement, dated December 5, 2007, as amended, by and between Siemens Water Technologies Corp., Parent and Icaro Environmental LLC.
“Indemnifying Party Defense Notice” shall have the meaning given in Section 6.6(a).
“Insurance Policies” shall have the meaning given in Section 3.13(a).
“Intellectual Property” shall mean (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) trademarks (registered and unregistered), service marks, trade dress, trade names, logos and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) copyrights and copyrightable works and registrations and applications for registration thereof and renewals in connection therewith, (d) mask works and registrations and applications for registration thereof and renewals in connection therewith, (e) computer software (in both source code and object code form), data, databases and documentation thereof, (f) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, pricing and cost information, financial and marketing plans and customer and supplier lists and information), (g) internet domain names (including uniform resource locators) and web sites, (h) other proprietary rights, (i) registrations and applications for any of the foregoing, and (j) copies and tangible embodiments thereof (in whatever form or medium).
“Intended Tax Treatment” shall have the meaning given in Section 2.7.
“Intercompany Obligations” shall mean the net of all financial obligations owed by or to any Company or Subsidiary, on the one hand, to or from Seller or its Affiliates (other than the Companies or their Subsidiaries), on the other hand, including, without limitation, accounts receivable, accounts payable, income taxes receivable and income taxes payable.
“IPC” shall have the meaning given in the recitals to this Agreement.
“IPC Shares” shall have the meaning given in the recitals to this Agreement.
“IRS” shall mean the Internal Revenue Service of the United States.
“JV Exit Amount” shall have the meaning given in Section 3.22.
“JV Liability Amount” shall have the meaning given in Section 3.22.
“Key Company Employee” shall mean any Company Employee whose annual total compensation exceeds $125,000.
“Knowledge” shall mean: (a) with respect to Seller, the actual knowledge, after reasonable inquiry and investigation, of the executive officers and directors of the Companies and Subsidiaries; (b) with respect to Buyer, the actual knowledge after reasonable inquiry and investigation, of the following Persons: Joe Chalhoub and Greg Ray.
“Latest Balance Sheet” shall have the meaning given in Section 3.10(a).
“Law” shall mean any federal, state, local, foreign or other statute, law, treaty, order, judgment, rule, code, regulation, decree, writ, injunction, award, ruling, ordinance or other requirement of any kind of any Governmental Authority, including common law.
“Lease” shall mean all leases, subleases, concessions and other agreements pursuant to which the Companies hold any Leased Real Property, including, the right to all security deposits and other amounts and instruments deposited by or on behalf of the Companies thereunder.
“Leased Real Property” shall mean all of the Companies’ right, title and interest in all Leases, pursuant to which such Company holds a leasehold or subleasehold estate in, or are granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Companies thereunder.
“Liens” shall mean, with respect to any property or asset, any mortgage, deed of trust, security interest, Tax lien, attachment, levy, charge, claim, restriction, imposition, pledge, proxy, encumbrance, lease, conditional sale or title retention arrangement, option to purchase, right of first refusal, any interest in property or assets (or the income or profits therefrom) designed to secure the repayment of Financial Indebtedness, the satisfaction of an obligation or any other lien (in each case, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise).
“Litigation” shall mean any claim, action, suit, investigation, arbitration, mediation, complaint or proceeding of any nature or kind whatsoever, whether civil, labor, tax, criminal or administrative, at law or in equity, by or before any Governmental Authority, securities exchange, mediator or arbitrator or other governing body.
“Losses” shall have the meaning given in Section 6.2.
“Major Customer” shall mean the 10 largest customers of the Companies in terms of revenue during the 2013 calendar year.
“Major Supplier” shall mean (a) the 50 largest suppliers of used oil to the Companies in terms of purchases during the 2013 calendar year; and (b) the 50 largest suppliers of products or services, other than used oil, to the Companies in terms of purchases during the 2013 calendar year.
“Material Adverse Effect” shall mean any material adverse effect on the properties, business, results of operations or financial condition of the Companies, taken as a whole, other than a general deterioration of the economic condition of the Company or any material adverse effect resulting from an event, change, fact, circumstance or condition arising out of or relating to (a) any general market, economic, financial, labor or political conditions in the United States; (b) changes in the industries in which the Companies operate in general, including, without limitation, the demand for oil and fluctuations in the price and quality of raw materials; (c) the identity of Buyer or any of its Affiliates as Buyer of the Companies or the announcement of or execution of this Agreement or the pendency of or consummation of the transactions contemplated by this Agreement (including, without limitation, the loss or threatened loss of, or adverse change in, the relationship of the Companies with their customers, suppliers and employees); (d) resulting from or relating to compliance with the terms of this Agreement or actions of either Company or any of its Affiliates which Buyer has expressly requested or to which Buyer has expressly consented; (e) any outbreak of hostilities or act of material terrorism involving, or any declaration of war by, the United States or any escalation of such act of terrorism or war; (f) earthquakes, hurricanes, tornadoes, floods or other natural disasters; (g) changes after the date hereof in applicable Laws; or (h) changes after the date hereof in, or in the application of, IFRS.
“Material Contracts” shall have the meaning given in Section 3.9.
“Maximum Indemnification Limit” shall have the meaning given in Section 6.4(a).
“Net Financial Indebtedness” means the (a) Financial Indebtedness measured as of the Closing Date, minus (b) the aggregate amount of all cash and cash equivalents of the Companies and its Subsidiaries, minus (c) any prepaid deposits relating to letters of credits or surety bonds of the Companies or its Subsidiaries identified on Schedule 1.1(d), minus (d) any prepaid insurance premiums related to insurance of the Companies and its subsidiaries to the extent reimbursable and that are identified on Schedule 1.1(d).

“Non-Compete Cap” shall have the meaning given in Section 5.7.
“OFAC” shall have the meaning given in Section 3.26.
“OFAC Regulations” shall have the meaning given in Section 3.26.
“Oil Price Index” shall mean, with respect to any given date, a dollar amount equal to 70% the average price of the Platts Oilgram Price Report U.S. Gulf Coast No. 6 3.0% Sulfur, Low, for (i) with respect to the calculation of the estimated Closing Date Working Capital, the three (3) Business Days immediately preceding the Closing Date, and (ii) with respect to the calculation of the Final Working Capital Statement, the twenty business days immediately following the Closing Date.
“Oily Water” shall mean used oil included as part of a Company’s inventory which meets all of the Used Oil Specifications, except that the water content of such used oil is greater than 30%.
“Off-Spec Fuel” shall mean used oil included as part of a Company’s inventory which meets all of the Used Oil Specifications, except that such used oil does not meet one or more of the parameters set forth on Exhibit E with respect to “Non-Volatile Residue”, “Caustic Coagulation Test”, “Other Contaminants”, “API Gravity at 60° F” or “Sulfur.”
“On-Spec Used Oil” shall mean used oil included as part of a Company’s inventory which meets all of the Used Oil Specifications but which does not meet the definition of Processed Used Oil.
“Other Off-Spec Oil” shall mean used oil included as part of a Company’s inventory which does not meet the Used Oil Specifications and which is not Wet Oil, Oily Water or Off-Spec Fuel. Other Off-Spec Oil includes, without limitation, tank bottom sludge and sediment, used oil mixed with Polychlorinated Biphenyls (i.e., PCBs) or other materials regulated by the Toxic Substances Control Act, used oil mixed with hazardous waste regulated pursuant to the Resource Conservation and Recovery Act, used oil with a flashpoint that is less than 100 degrees Fahrenheit, used oil with a total PCB content equal to or greater than 2 ppm and used oil with a total halogen content equal to or greater than 1,000 ppm.
“Owned Real Property” shall have the meaning given in Section 3.7(a).
“Parent” shall have the meaning given in the preamble to this Agreement.
“Parent Company Guarantees” shall have the meaning given in Section 2.4(b).
“Party” and “Parties” shall have the meaning given in the preamble to this Agreement.
“Permits” shall have the meaning given in Section 3.15(c).
“Permitted Liens” shall mean (a) Liens for Taxes, assessments, water and sewer rents and other governmental charges, in each case, which arise solely by operation of Law and are not yet due and payable, (b) Liens being contested in good faith by appropriate proceedings, (c) Liens that are (i) easements, quasi-easements, licenses, covenants, rights of way, utility agreements and other similar restrictions, (ii) conditions that may be shown by a current survey or (iii) zoning, building and other similar restrictions, that in any case described in this clause (c) do not materially impair the current use or occupancy of the Owned Real Property or Leased Real Property, (d) inchoate, mechanic’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business if the underlying obligations are not yet due and payable, (e) Liens for which there are adequate reserves on the financial statements of the applicable Persons (if such reserves are required pursuant to IFRS), or (f) those Liens that are specifically listed on Schedule 1.1(c) attached hereto.
“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated entity, other legal entity or Governmental Authority.
“Personal Property” shall have the meaning given in Section 3.8(a).
“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date.
“Post-Closing Tax Return” shall mean any Tax Return that is required to be filed for the Companies with respect to a Post-Closing Tax Period.
“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date.
“Pre-Closing Tax Return” shall mean any Tax Return that is required to be filed for the Companies with respect to a Pre-Closing Tax Period.
“Processed Used Oil” shall mean used oil included as part of a Company’s inventory which (a) meets all of the Used Oil Specifications and (b) has less than 3% “Total BS&W.”
“Processed Oil Price Index” shall mean, with respect to any given date, a dollar amount equal to 80% of the average price of the Platts Oilgram Price Report U.S. Gulf Coast No. 6 3.0% Sulfur, Low, for (i) with respect to the calculation of the estimated Closing Date Working Capital, the three (3) Business Days immediately preceding the Closing Date, and (ii) with respect to the calculation of the Final Working Capital Statement, the twenty business days immediately following the Closing Date.
“Purchase Price” shall mean $90,000,000, plus or minus, as applicable, the Closing Adjustment Amount.
“PWC” shall have the meaning given in Section 5.6.
“Releasee” shall have the meaning given in Section 7.16.
“Releasor” shall have the meaning given in Section 7.16.
“Representatives” shall mean a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers or financial advisors, other advisors, agents and other representatives.
“Required Consents” shall mean those consents required from parties to the Material Contracts, Leases and Governmental Authorizations, as well as authorizations, orders, grants, consents, permissions or approvals of Governmental Authorities (including expiration or termination of the waiting period under the HSR Act) required for consummation of the transactions contemplated hereby and consents that are specifically identified on Schedule 3.4 attached hereto.
“Restricted Business” shall have the meaning given in Section 5.5(a)(ii).
“Restricted Business Percentage” shall have the meaning given in Section 5.5(a)(i).
“Restricted Period” shall have the meaning given in Section 5.5(a)(i).
“Securities” shall have the meaning given in the recitals to this Agreement.

“Seller” shall have the meanings given in the preamble to this Agreement.
“Seller Expenses” means, without duplication, (a) the aggregate amount of fees and expenses payable by Seller, the Companies or their Subsidiaries to outside legal counsel, investment bankers, accountants, and other advisors in connection with this Agreement and the transactions contemplated hereby, plus (b) any amounts payable by either Company or any of their Subsidiaries to any officer, director or employee in the nature of a retention payment or bonus in connection with the consummation of the transactions contemplated by this Agreement or as a result of any change of control or other similar provision which are not paid prior to the Closing, plus (c) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of either Company or any of their Subsidiaries) or either Company or their Subsidiaries in connection with the amounts payable under (b).
“Seller Fundamental Representations” shall mean those representations and warranties contained in Sections 3.1 (Organization; Subsidiaries), 3.2 (Authorization; Enforceability), 3.5 (Capitalization), and 3.21 (Fees and Expenses of Brokers and Others).
“Seller Group” shall have the meaning given in Section 5.8.
“Seller Indemnified Parties” shall have the meaning given in Section 6.3.
“Seller’s Tax Matter” shall have the meaning given in Section 5.2(f).
“Straddle Period” shall mean a Tax period or Tax year commencing before and ending after the Closing Date.
“Straddle Return” shall mean a Tax Return for a Straddle Period.
“Subsidiaries” and “Subsidiary” shall mean each entity in which at least 50% of such entity’s equity is owned, directly or indirectly, by either Company by itself or by the Companies, collectively.
“Subsidiary Securities” shall have the meaning given in Section 3.5(c).
“Targeted Net Working Capital” shall mean $20,143,749.
“Tax” or “Taxes” shall mean any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including interest and penalties imposed thereon, whether disputed or not.
“Tax Return” shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” shall have the meaning given in Section 6.6(a).
“Transaction Document” shall mean this Agreement and any other agreement or document to be executed or delivered herewith or in connection with the Closing.
“Unaudited Financial Statements” shall have the meaning given in Section 3.10(a).
“Used Oil Specifications” shall mean the specifications set forth on Exhibit E hereto.
“WARN Act” shall have the meaning given in Section 3.17(d).

“Wet Oil” shall mean used oil included as part of a Company’s inventory which meets all of the Used Oil Specifications, except that the water content of such used oil is greater than 10% but less than 30%.
“Working Capital Statement” shall have the meaning given in Section 2.3(b)(i).

ARTICLE 2
PURCHASE AND SALE

Section 2. 1.Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, but effective as of 12:00 p.m. (local time) on the Closing Date (the “Effective Time”), Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of the Securities free and clear of all Liens.

Section 2. 2.Purchase Price. In consideration for the sale of the Securities, Buyer shall pay Seller an aggregate amount equal to Ninety Million Dollars ($90,000,000), as may be adjusted pursuant to subsection 2.3(b) below.

Section 2. 3.Payment of Purchase Price; Adjustments.

(a)At the Closing, Buyer shall pay to Seller an aggregate amount equal to the Estimated Purchase Price in readily available funds in accordance with the wire instructions delivered by Seller to Buyer, which wire instructions shall be delivered at least three (3) Business Days prior to Closing. The parties agree that an amount equal to $12,265,712.59 of the Estimated Purchase Price shall be applied to terminate intercompany debt of FCC Environmental to the Parent, which intercompany debt shall be terminated as of the Effective Time.

(b)Working Capital and Net Financial Indebtedness Adjustment.

(i)No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Working Capital Statement”) setting forth Seller’s good faith estimate of each of (A) the Closing Date Working Capital (such estimated Closing Date Working Capital, the “Estimated Closing Date Working Capital”), (B) the Net Financial Indebtedness as of the Closing Date (such estimated Net Financial Indebtedness, the “Estimated Net Financial Indebtedness”) and based thereon, (C) Seller’s calculation of the Estimated Closing Adjustment Amount and the Estimated Purchase Price. Seller shall also provide to Buyer such supporting work papers or other supporting information used to calculate the Working Capital Statement as may be reasonably requested by Buyer. Buyer shall have an opportunity to review and discuss the Working Capital Statement prior to the Closing Date. The Working Capital Statement shall be calculated in accordance with IFRS, consistently applied, and on a basis consistent with the Companies’ past practices (to the extent in accordance with IFRS).

(ii)Within sixty (60) calendar days of the Closing, Buyer will prepare a final Working Capital Statement (the “Final Working Capital Statement”) setting forth Buyer’s calculation of each of (A) the Closing Date Working Capital and (B) the Net Financial Indebtedness as of the Closing Date and, based thereon, (C) Buyer’s calculation of the Closing Adjustment Amount and the Purchase Price. Buyer shall also provide to Seller such supporting work papers or other supporting information used to calculate the Final Working Capital Statement as may be reasonably requested by Seller. The Final Working Capital Statement shall be calculated in accordance with IFRS, consistently applied, and on a basis consistent with the Companies’ past practices (to the extent in accordance with IFRS).

(iii)In the event that Seller wishes to dispute Buyer’s determination of the Final Working Capital Statement, Seller shall give Buyer written notice (the “Objection Notice”), stating in reasonable detail Seller’s objections to the Final Working Capital Statement within thirty (30) calendar days of receipt of the Final Working Capital Statement. Seller and Buyer shall use commercially reasonable efforts to attempt to resolve such dispute within fifteen (15) Business Days after receipt by Buyer of the Objection Notice, and in the event that the Parties are unable to resolve such dispute within said period, the Parties agree that Deloitte LLP or another nationally-recognized independent accounting firm reasonably acceptable to Buyer and Seller (the “Accounting Firm”) shall be employed to resolve such dispute as soon as reasonably practicable. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Buyer and Seller. The fees and expenses of the Accounting Firm in acting in accordance with this Section 2.3(b)(iii) shall be split equally by Seller and Buyer. For the avoidance of doubt, if Seller fails to deliver a timely Objection Notice in accordance with this Section 2.3(b)(iii), the Closing Adjustment Amount set forth by Buyer in the Final Working Capital Statement shall be deemed to be the final Closing Adjustment Amount and binding on the Parties.

(iv)If an Objection Notice is timely delivered, the Parties shall direct the Accounting Firm to review the Final Working Capital Statement within thirty (30) days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth in reasonable detail the basis therefor. The determination of such Accounting Firm shall be final, non-appealable and binding upon the Parties. If the Purchase Price as determined in accordance with this Section 2.3(b) is greater than the Estimated Purchase Price, then Buyer shall pay to Seller an amount equal to such difference. If the Purchase Price as determined in accordance with this Section 2.3(b) is less than the Estimated Purchase Price, then Seller shall pay to Buyer an amount equal to such difference. The Final Working Capital Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(b)(iv). Seller or Buyer, as applicable, shall pay any amount determined to be due and owing to the other Party, whether by the agreement of the Parties or the determination of the Accounting Firm, all as described above, within fifteen (15) Business Days after the date of the Parties’ mutual agreement or the determination of such Accounting Firm. In addition, in the event that the HP Liability is not finalized prior to the Final Working Capital Statement and the actual amount of the HP Liability is in excess of the amounts applied to the Final Working Capital Statement, then Seller shall pay to Buyer such excess amount promptly but in no event more than ten (10) days after the final HP Liability amount is delivered by HP.

Section 2. 4.Intercompany Obligations; Release of Parent Company Guarantees; Transfer of Excluded Assets.

(a)Prior to or at the Closing, Seller will, and will cause the Companies to, enter into the transactions required to eliminate or transfer to Seller all Intercompany Obligations such that, as of the Closing, neither Company nor any of their Subsidiaries will have any liability in respect of any Intercompany Obligations. Notwithstanding the foregoing, to the extent that Seller or its Affiliates (other than the Companies and their Subsidiaries), on the one hand, or the Company or their Subsidiaries, on the other hand, have any liability in respect of any Intercompany Obligations after the Closing, Seller and Buyer will cooperate in determining the amount of such liabilities and in effecting the transactions required to eliminate such liabilities.

(b)Schedule 2.4(b)(i) attached hereto sets forth a complete and accurate list of Financial Indebtedness of the Companies which has been guaranteed by Seller or its Affiliates (other than the Companies) (the “Parent Company Guarantees”). Except as set forth on Schedule 2.4(b)(ii), at Closing, Buyer shall deliver such documents and collateral as is necessary in order to substitute and release the Parent Company Guarantees. Following the Closing, Buyer shall use commercially reasonable efforts to obtain at its own cost and expense the release of the guarantees set forth on Schedule 2.4(b)(ii) as soon as practicable and shall indemnify and hold Seller or its Affiliates harmless for any amounts (including fees or penalties) paid by them to satisfy a call under a Parent Guaranty that occurs after the Closing Date.

(c)Seller will use commercially reasonable efforts to cause each of the Excluded Assets to be transferred from the Companies or their Subsidiaries (as applicable) to Seller or one or more of its Affiliates (other than the Companies or their Subsidiaries) prior to the Closing Date. To the extent that the transfer of the Excluded Assets is not completed prior to the Closing Date, Buyer covenants and agrees to use commercially reasonable efforts to assist Seller in completing such transfer as soon as practicable thereafter. In addition, during such interim period, Buyer shall use commercially reasonable efforts to cooperate with Seller to execute such documentation as may be required in connection with that certain contract by and between FCC Environmental and the City of Houston for the transportation and management of waste from the City of Houston’s water treatment facilities, it being acknowledged and understood that such contract is an Excluded Asset. Seller will reimburse Buyer for the reasonable costs incurred by Buyer in connection with assisting Seller pursuant to this Section 2.4(c).

Section 2. 5.Closing. The closing of the transactions provided for in this Agreement (the “Closing”) will take place at the offices of Hunton & Williams LLP at 1111 Brickell Avenue, Suite 2500, Miami, Florida 33131 (or such other place as Buyer and Seller may agree to in writing) commencing at 12:00 p.m. (local time) on the date hereof (the “Closing Date”).

Section 2. 6.Deliveries at Closing.

(a)Seller’s Deliveries at Closing. Seller shall deliver to Buyer the following items at the Closing, each in form and substance reasonably satisfactory to Buyer:

(i)a unit certificate representing the FCC Interests and an assignment of the FCC Interests, substantially in form of Exhibit C hereto, duly executed by Seller;

(ii)a stock certificate representing the IPC Shares, duly endorsed by Seller in negotiable form or accompanied by stock transfer powers duly executed by Seller;

(iii)the minute books and corporate seal, as applicable, of the Companies;

(iv)a termination and release agreement evidencing that all agreements between the Companies or their Subsidiaries on the one hand, and Seller or any of its Affiliates, on the other hand (other than this Agreement and the related agreements and except as provided in the Transition Services Agreement) have been terminated;

(v)side letter regarding broker fees and certain real estate matters;

(vi)payoff and release letters from the holders of borrowed Financial Indebtedness that (A) reflect the amounts required in order to pay in full such Financial Indebtedness and (B)

provide that upon payment in full of the amounts indicated, all Liens with respect to the assets of the Companies or any of their Subsidiaries shall be terminated and of no further force and effect;

(vii)affidavits with respect to each Company that is treated as a corporation or as an association taxable as a corporation for U.S. federal income tax purposes, dated not more than thirty (30) days prior to the Closing Date, prepared in accordance with Treasury Regulation Section 1.1445-2(c), duly executed by a responsible officer of such Company, certifying that the ownership interests of such Company are not “United Stated real property interests” within the meaning of Section 1445 of the Code;

(viii)duly executed resignations of the officers, directors and managers (as applicable) of the Companies effective at the Closing;

(ix)evidence that the Indemnity Agreement has been duly assigned to the Companies;

(x)for information purposes only in response to a request by Buyer and without any representations and warranties of any kind by Seller, Schedule 2.6(a)(xiii) sets forth a preliminary year-to-date calculation of earnings before interest, taxes and amoritzation of the Companies for the period ending September 30, 2014; provided that such calculation is subject to further internal review and adjustment by the Companies in accordance with the Companies’ past practice and has not been audited.

(xi)an escrow agreement with Sunguard, as escrow agent, for the backup tapes contemplated by Section 5.9; and

(xii)all other documents reasonably required for purposes of consummating the transaction herein contemplated.

(b)Buyer’s Deliveries at Closing. Buyer shall deliver to Seller the following items at or prior to the Closing, each in form and substance reasonably satisfactory to Seller:

(i)the Estimated Purchase Price;

(ii)the Governing Documents of Buyer certified (to the extent applicable) by the Secretary of State of the jurisdiction in which Buyer is organized, and the resolutions of the board of managers of Buyer authorizing the execution, delivery and consummation of this Agreement and the other Transaction Documents to which Buyer is a party and the transactions contemplated hereby and thereby, certified by the secretary, assistant secretary or other executive officer of Buyer (together with an incumbency certificate regarding the officer(s) signing on behalf of Buyer);

(iii)a release of each of the Parent Company Guarantees except as set forth on Schedule 2.4(b)(ii);

(iv)an escrow agreement with Sunguard, as escrow agent, for the backup tapes contemplated by Section 5.9; and

(v)all other documents reasonably required for purposes of consummating the transactions hereby contemplated.

Section 2. 7.Tax Treatment; Allocation of Consideration. The Parties agree that the transfer of the Securities pursuant to the terms of this Agreement shall be treated for federal, state and local income Tax purposes as a sale by Seller and a purchase by Buyer of the IPC Shares and the assets of FCC Environmental, subject to the liabilities of FCC Environmental, in exchange for the Purchase Price (the “Intended Tax Treatment”). The Parties further agree that the Purchase Price shall be allocated for income Tax purposes among the IPC Shares and the assets of FCC Environmental in accordance with the methodology set forth on Schedule 2.7 (the “Allocation”). The Parties shall prepare and file all income Tax Returns in a manner consistent with the Intended Tax Treatment and Allocation and shall not agree to any proposed settlement or adjustment with respect thereto with any taxing authority without first giving the other Party written notice of such proposed settlement or adjustment.

Section 2. 8.Used Oil Inventory. On the Closing Date, Seller and Buyer shall (and Buyer shall cause the Companies to) undertake the sampling and inventory procedures set forth on Schedule 2.8 hereto. The costs of materials and equipment necessary to undertake the sampling and inventory described in Schedule 2.8 will be borne by the Buyer. The used oil inventory shall be valued as set forth in Exhibit E for purposes of the estimated Working Capital and the Final Working Capital Statement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:
Section 3.1.Organization; Subsidiaries.

a.Seller is a sociedad limitada unipersonal duly organized, validly existing and in good standing under the laws of Kingdom of Spain. Seller has full entity power and authority to enter into this Agreement, the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. Parent is a sociedad anónima formed under the laws of the Kingdom of Spain and is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent has full entity power and authority to enter into this Agreement, the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. Each of the Companies is a limited liability company or is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all entity power and authority to own, operate or lease its assets and properties and carry on its business as now conducted and to perform the transactions contemplated by this Agreement.

b.Each Company and each Subsidiary is duly qualified or licensed to transact business as a foreign entity, and is in good standing, in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, and could not reasonably be expected to result in, a Material Adverse Effect. The Company has previously made available to Buyer: (i) correct and complete copies of the Governing Documents of the Company and each Subsidiary, in each case, as currently in effect, (ii) the minute books for each Company and each of its Subsidiaries, which are correct and complete in all material respects, and (iii) the stock record book (to the extent applicable) for each Company and each of its Subsidiaries, each of which is correct and complete. Neither the Company nor any Subsidiary is in default under or in violation in any material respect of any provision of its Governing Documents.

c.Schedule 3.1(c) sets forth an organizational chart of the Companies and its Subsidiaries, which identifies all Subsidiaries of each Company and the officers, directors and managers of each Company. Except as set forth on Schedule 3.1(c), neither Company has any Subsidiaries or equity investments in any Person.

Section 3.2.Authorization; Enforceability. This Agreement is, and the other Transaction Documents to which either Parent or Seller is a party will be, when executed and delivered by Parent and/or Seller and the other parties thereto, the valid and binding obligation of Parent and/or Seller (as applicable), enforceable against Parent and/or Seller (as applicable) in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity. Parent and Seller each have the necessary right, power and authority to execute and deliver, and to perform their obligations under this Agreement and the other Transaction Documents to which Parent and/or Seller (as applicable) is a party. Upon the execution and delivery by each Company and each Subsidiary of each Transaction Document to which they are a party, such Transaction Document will constitute the valid and legally binding obligation of each Company or each such Subsidiary, enforceable against it in accordance with the terms of such Transaction Document, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

Section 3.3.No Violation or Conflict. The execution, delivery and performance by each of Parent and Seller and the Companies of this Agreement and the other Transaction Documents to which either Parent or Seller or a Company is a party do not and will not (a) conflict with or violate the Governing Documents of Parent or Seller or either Company or any Subsidiary, (b) assuming the Required Consents are obtained, violate in any material respect any Law, rule, regulation, judgment, order, permit or decree to which Parent, Seller or any Company or Subsidiary is bound or to which any of their respective assets or properties are subject, (c) assuming the Required Consents are obtained, constitute a material default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent, Seller or any Company or Subsidiary or to a loss of any material right to which Parent, Seller or any Company or Subsidiary is entitled under any provision of any Material Contract, Permit or other instrument or obligation to which Parent, Seller or any Company or Subsidiary is a party or by which any of them is bound or to which any of their respective assets or properties are subject or (d) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset or property of any Company or any Subsidiary.

Section 3.4.No Consents. Except for the Required Consents set forth on Schedule 3.4 and consents already obtained, no material consent of any other Person, and no notice to, filing or registration with, or consent, approval or authorization of, any court or Governmental Authority is necessary or is required to be made or obtained by Parent, Seller or either Company or any Subsidiary in connection with the execution and delivery by Parent and Seller of this Agreement or the other Transaction Documents to which either Parent or Seller is a party or the consummation by Parent and Seller and each Company and Subsidiary of the transactions contemplated hereby and thereby.

Section 3.5.Capitalization.

a.Schedule 3.5(a) sets forth all authorized, issued and outstanding limited liability company membership interests and any other equity interests of FCC Environmental. Other than the FCC Interests, there are no (i) shares of limited liability company membership interests or other equity interests in FCC Environmental, (ii) securities of FCC Environmental or of any other Person convertible into or exchangeable for any limited liability company membership interests or other equity interests in FCC Environmental or (iii) options or other rights to acquire from FCC Environmental, or other obligation of FCC Environmental to issue, or which otherwise relate to, any limited liability company membership interest or other equity interests in FCC Environmental. There are no equity appreciation, phantom equity, profit participation or similar rights or similar interests having equity features with respect to FCC Environmental, and there are no rights or obligations of any Person to repurchase, redeem, exchange or otherwise acquire any limited liability company membership interests or other equity interests of FCC Environmental or to cause any limited liability company membership interests or other equity interests of FCC Environmental to be issued, sold or otherwise become outstanding. Seller is the record and beneficial owner of the FCC Interests, free and clear of any and all Liens and any other limitations or restrictions (including any restrictions on the right to vote, sell or otherwise dispose of the FCC Interests) and will transfer and deliver to Buyer at the Closing valid title to the FCC Interests free and clear of any and all Liens and such other limitations and restrictions. All of the FCC Interests have been duly authorized, validly issued and are fully paid and non-assessable.

b.Schedule 3.5(b) sets forth all authorized issued and outstanding shares of capital stock and any other equity interests of IPC. Other than the IPC Shares, there are no (i) shares of capital stock or other equity interests in IPC, (ii) securities of IPC or of any other Person convertible into or exchangeable for any shares of capital stock or other equity interests in IPC or (iii) options or other rights to acquire from IPC, or other obligation of IPC to issue, or which otherwise relate to, any capital stock or other equity interests in IPC. There are no equity appreciation, phantom equity, profit participation or similar rights or similar interests having equity features with respect to IPC, and there are no rights or obligations of any Person to repurchase, redeem, exchange or otherwise acquire any shares of capital stock or other equity interests of IPC or to cause any shares of capital stock or other equity interests of IPC to be issued, sold or otherwise become outstanding. Seller is the record and beneficial owner of the IPC Shares, free and clear of any and all Liens and any other limitations or restrictions (including any restrictions on the right to vote, sell or otherwise dispose of the IPC Shares) and will transfer and deliver to Buyer at the Closing valid title to the IPC Shares free and clear of any and all Liens and such other limitations or restrictions. All of the IPC Shares have been duly authorized, validly issued and are fully paid and non-assessable.

c.Schedule 3.5(c) sets forth all authorized issued and outstanding limited liability company membership interests, shares of capital stock and any other equity interests of each Subsidiary (collectively, the “Subsidiary Securities”). Except as set forth on Schedule 3.5(c), other than the Subsidiary Securities, there are no (i) limited liability company membership interests, shares of capital stock or any other equity interests in any Subsidiary, (ii) securities of any Subsidiary or of any other Person convertible into or exchangeable for any limited liability company membership interests, shares of capital stock or any other equity interests in any Subsidiary or (iii) options or other rights to acquire from any Subsidiary, or other obligation of any Subsidiary to issue, or which otherwise relate to, any limited liability company membership interests, shares of capital stock or any other equity interests in any Subsidiary. Except as set forth on Schedule 3.5(c), there are no equity appreciation, phantom equity, profit participation or similar rights or similar interests having equity features with respect to any Subsidiary, and there are no rights or obligations of any Person to repurchase, redeem, exchange or otherwise acquire any limited liability company membership interests, shares of capital stock or any other equity interests of any Subsidiary or to cause any limited liability company membership interests, shares of capital stock or any other equity interests of any Subsidiary to be issued, sold or otherwise become outstanding. Except as set forth on Schedule 3.5(c), either FCC Environmental or IPC is the record and beneficial owner of all of the Subsidiary Securities, free and clear of any and all Liens and any other limitations or restrictions (including any restrictions on the right to vote, sell or otherwise dispose of the Subsidiary Securities). All of the Subsidiary Securities have been duly authorized, validly issued and are fully paid and non-assessable.

Section 3.6.Litigation. Except as set forth on Schedule 3.6, no Litigation is pending or, to Seller’s Knowledge, threatened against Seller, any Company or Subsidiary or any of their assets or properties, (a) which would, individually, reasonably be expected to result in any loss to any Company or Subsidiary in excess of $150,000, (b) that could otherwise reasonably be expected to have a Material Adverse Effect or (c) which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There is no Litigation pending or, to Seller’s Knowledge, threatened that involves Parent and that could reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.7.Real Property.

a.Owned Real Property. Schedule 3.7(a) sets forth a complete and accurate list of all real property owned as of the date hereof by the Companies (the “Owned Real Property”). Each of the Companies and Subsidiaries has good and marketable title to its Owned Real Property, free and clear of all Liens except for Permitted Liens. The Companies, the Subsidiaries and Seller have delivered or made available to Buyer, prior to the date hereof, true, correct and complete copies of all existing title insurance policies, title insurance commitments, title reports and surveys for the Owned Real Property.

b.Leased Real Property. Schedule 3.7(b) sets forth a complete and accurate list of all Leased Real Property. Each Company is in possession of the real property covered under each Lease set forth on Schedule 3.7(b) for which it is the lessee. Each of the Companies has valid leasehold interests in, or other valid and enforceable right to use and occupy, its Leased Real Property in accordance with all material terms and conditions of the Leases, free and clear of all Liens except for Permitted Liens. Except as set forth on Schedule 3.7(b)(i), the Companies and Seller have delivered or made available to Buyer, prior to the date hereof, true, correct and complete copies of all Leases, including all material amendments thereto. Each Lease and the amendments thereto constitute the entire agreement between the landlord and the tenant therein. There are no uncured existing defaults or threats of default by the Companies or any Subsidiary under the Leases or, to Seller’s Knowledge, by the landlord under such Leases.

c.There are no condemnation or similar proceedings pending, or to Seller’s Knowledge, threatened with respect to any of the Owned Real Property or the Leased Real Property. The Owned Real Property and Leased Real Property are in compliance, in all material respects, with all applicable Laws.

d.Except as set forth on Schedule 3.7(d), the Facilities have no material defects, are in operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures, are structurally sound.

Section 3.8.Personal Property and Title.

a.Schedule 3.8(a) sets forth as of the Financial Statement Date a list of the (i) fixed assets with a net book value greater than $25,000 owned or leased by, in the possession of, or used by the Companies or the Subsidiaries and (ii) each other tangible asset with a net book value greater than $25,000 owned or leased by, in the possession of, or used by the Companies (collectively, the “Personal Property”).

b.Each Company and Subsidiary has good and marketable title to, or a valid leasehold interest in or a valid right to use, such Company’s or Subsidiary’s personal property free and clear of all Liens other than Permitted Liens (except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet) and those Liens to be released at Closing, and such Company or Subsidiary, as applicable, will have such rights as of and immediately following the Closing.

c.Except as set forth on Schedule 3.8(c), each item of the Personal Property required to be set forth on Schedule 3.8(a) has no material defects, is in reasonable operating condition and repair (subject to normal wear and tear), has been reasonably maintained consistent with standards generally followed in the industry (giving due account to age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

d.Schedule 3.8(d) sets forth the assets or rights of Seller or its Affiliates that are required for the operation of the business of the Companies and its Subsidiaries as presently conducted, including the Parent Company Guarantees (the “Affiliate Assets”).

Section 3.9.Material Contracts. Except as listed or described on Schedule 3.9, no Company is a party to or bound by any written or oral leases, pledges, notes, bonds, indentures, mortgages, agreements, instruments or other contracts or legally binding contractual commitments (“Contracts”) that are of a type described below, other than any Employee Benefit Plans (such Contracts listed or described or required to be listed or described on Schedule 3.9 being collectively referred to as the “Material Contracts”):

a.any Contracts for the purchase by any Company of machinery, equipment or other personal property other than those that are for amounts not to exceed $500,000 annually;

b.any partnership, limited liability company, joint venture agreement or other similar agreement;

c.any collective bargaining agreement;

d.any Contract granting to any Person a right of first refusal, option, first opportunity to acquire, license, access or any other interest in the Owned Real Property or Leased Real Property;

e.any Contract for management, maintenance, construction, consulting, inspection, repair, sale or other labor or services regarding the Owned Real Property or Leased Real Property that commits any Company to a future payment in excess of $250,000 for any individual property;

f.any Contract relating to Financial Indebtedness incurred or provided by any Company in excess of $250,000;

g.any Contract granting any Person a Lien (other than a Permitted Lien) on all or any part of the assets of any Company, other than Liens securing monetary obligations of less than $250,000 and other than Liens under Contracts disclosed on a schedule that specifically identifies the Lien;

h.any Contracts or group of related Contracts requiring future payments of $250,000 or more or that require consent of the other party thereto in connection with the transactions contemplated by this Agreement;

i.any Contract that requires either Company to purchase all of its requirements for any goods or services exclusively from one or more parties;

j.any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $500,000;

k.any capitalized lease, pledge, conditional sale or title retention Contract involving the payment of more than $500,000 in the aggregate;

l.any Contract that commits any Company to purchase a minimum of $250,000 of goods and/or services on an annual basis or $500,000 in the aggregate;

m.any Contract containing covenants restricting or limiting the freedom of any Company to engage in any line of business or to operate in any geographic area;

n.any employment Contract with any Key Company Employee;

o.any Contract pursuant to which any Company grants to any Person a license or right to use any Company Owned Intellectual Property material to the business of either Company;

p.any Contract pursuant to which any Company is or has become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another Person;

q.any Contract with a Major Customer or a Major Supplier;

r.the Indemnity Agreement;

s.any Contract with a Governmental Authority; and

t.any commitment to do or enter into any of the foregoing.

Each Material Contract is a valid and binding obligation of such applicable Company and, to Seller’s Knowledge, of each other party thereto, and is enforceable in all material respects in accordance with its terms, subject only to bankruptcy, insolvency reorganization, moratorium and other laws affecting the rights of creditors generally and principles of equity. Except as set forth on Schedule 3.9, the applicable Company has performed all obligations required to be performed by it prior to the date hereof under the Material Contracts and are not in material breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a material breach or default or permit termination, modification or acceleration under any Material Contract. None of the other parties to any such Material Contract has delivered written notice to the Companies or any Subsidiary that it intends to terminate or materially alter the provisions of such Material Contract. Seller has made available to Buyer true and complete copies of all written Material Contracts, including all amendments thereto, and Schedule 3.9 sets forth a written summary setting forth the terms and conditions of each oral Material Contract.
Section 3.10.Financial Statements.

a.Seller has delivered to Buyer copies of the following financial statements: (i) the audited consolidated balance sheet of the Companies for the prior three (3) fiscal years and the audited consolidated statement of income and cash flows for the Companies for the prior three (3) fiscal years, (ii) the reviewed consolidated balance sheet of the Companies as of June 30, 2014 (the “Latest Balance Sheet”), and (iii) the related reviewed consolidated statements of income of the Companies for the six (6) month period then-ended (the financial statements described in the foregoing clauses (i), (ii) and (iii), the “Financial

Statements.” June 30, 2014 is herein referred to as the “Financial Statement Date.” The Financial Statements accurately reflect the financial condition of the Companies and certain other Affiliates reflected therein in all material respects; provided that Seller makes no representation or warranty with respect to the note in the Financial Statements incorporating the Reconciliation (as defined below). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with IFRS consistently applied, are consistent with the books and records of the Companies and fairly present in all material respects the financial condition of the Companies as of the dates thereof and the assets, liabilities, revenues, expenses, results of operations and cash flows of the Companies for the periods covered thereby. Without limiting the generality of the foregoing, except as provided in Section 3.10(b), Seller does not make any representation or warranties with respect to the services provided by Ernst & Young LLP (“EY”) pursuant to that certain Statement of Work dated July 31, 2014, including without limitation, the GAAP policies and interpretations applied for purposes of the reconciliation of the Financial Statements from IFRS to GAAP, but not including the information for which Seller makes a representation and warranty under Section 3.10(b), (the “Reconciliation”). Notwithstanding anything to the contrary in this Agreement, the Seller expressly disclaims any representation or warranty in respect of the Reconciliation.

b.At the request of EY, the Companies have delivered certain financial information relating to the Companies to EY (including input from the Companies to EY regarding the IFRS rules used by the Companies and its auditors to prepare the Financial Statements) to facilitate EY’s preparation of the Reconciliation. The financial information provided by the Companies to EY was prepared in accordance with and consistent with the past practices of the Companies in accordance with IFRS consistently applied, and are consistent with the books and records of the Companies; provided that such financial information was unaudited and may be subject to audit adjustments (which will not be material in the aggregate). To the best of Seller’s Knowledge, the financial information provided by the Companies to EY and input from the Companies to EY regarding the IFRS rules used by the Companies and its auditors to prepare the Financial Statements is accurate and complete in all material respects.

Section 3.11.Absence of Undisclosed Liabilities. There are no liabilities, debts, obligations or claims against either of the Companies which would be required to be reflected, reserved for or disclosed on a balance sheet of the Companies prepared as of the date of this Agreement in accordance with IFRS except (a) as and to the extent reflected, accrued for or reserved against on the face of the Latest Balance Sheet (rather than in any notes thereto); (b) those incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with prior practice; (c) those that have been or will be discharged or paid in full prior to the date hereof or the Closing Date; and (d) those incurred pursuant to the terms of this Agreement.

Section 3.12.Intellectual Property.

a.Schedule 3.12(a) sets forth a true and complete list of all of the following Intellectual Property owned, directly or indirectly, by the Companies: (i) registered or patented Intellectual Property (or applications therefor), (ii) computer software and (iii) material unregistered Intellectual Property. The Companies own and possess the entire right, title and interest in and to all Intellectual Property set forth or required to be set forth on Schedule 3.12(a), free and clear of all Liens (other than Permitted Liens). The Companies own and possess the entire right, title, and interest in and to, or have a valid and enforceable right to use (pursuant to a written license agreement set forth on Schedule 3.12(a) or licenses of off-the-shelf desktop computer application software having a license fee per user of less than $500), all other Intellectual Property used in or necessary for the operation of their businesses as presently conducted (together with the Intellectual Property set forth on Schedule 3.12(a), the “Company Intellectual Property”). Each item of Company Intellectual Property owned or used by any Company immediately prior to the Closing will be owned or available for use on materially identical terms and conditions by such Company immediately following the Closing. The Companies have taken all commercially reasonable action necessary to maintain and protect each item of Company Intellectual Property that they own or use. Neither Parent nor Seller nor any Company or Subsidiary has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any Company Intellectual Property.

b.Except as set forth on Schedule 3.12(b), (i) there is not pending against any Company or any Subsidiary any claim, suit, action or proceeding by any Person contesting the validity, enforceability, use or ownership of any Company Intellectual Property, and no Company nor any Subsidiary has received any charge, complaint, claim, demand or notice of interference, infringement, misappropriation or conflict with respect to Intellectual Property of any other Person (including, without limitation, any demands or unsolicited offers to license any Intellectual Property from any other Person) or challenging or questioning the validity, enforceability, use or ownership of any Company Intellectual Property, and (ii) to Seller’s Knowledge, no Company nor any of their Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of any other Person. The Companies’ conduct of their businesses immediately after Closing in substantially the same manner as such businesses were conducted prior to Closing will not require any material license or other Intellectual Property (except as are included in the assets of the Companies). To Seller’s Knowledge, no Person is using any Intellectual Property that is materially confusingly similar to, or which interferes with, infringes upon, misappropriates or otherwise conflicts with any Company Intellectual Property.

Section 3.13.Insurance.

a.Policies. Schedule 3.13(a)(i) sets forth a list of the policies of insurance currently maintained by the Companies with respect to the Companies’ products, properties, assets and operations (including any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage) (collectively the “Insurance Policies”). All such Insurance Policies are in full force and effect. All premiums due on such Insurance Policies have been paid, and no written notice of cancellation or termination or intent to cancel has been received by Seller or the Companies with respect to any of such Insurance Policies. Neither Company and no Subsidiary is in material default with respect to any such policy or binder nor has either Company or any Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. All premiums due on such Insurance Policies have been paid in the ordinary course of business and in each case have been paid for periods at least through the Closing, and no written notice of cancellation or termination or intent to cancel has been received by Seller, the Companies, or the Subsidiaries with respect to any of such Insurance Policies and Seller, the Companies and the Subsidiaries do not have any Knowledge of any threatened termination or non-renewal, or material premium increase or proposed adverse changes in terms with respect to any such policy. Except as set forth on Schedule 3.13(a)(ii), none of the Insurance Policies shall be terminated as a result of the transactions contemplated by this Agreement. Schedule 3.13(a)(ii) sets forth Insurance Policies of Parent or Seller which currently cover the Companies and shall be terminated as of the Closing.

b.Claims. Schedule 3.13(b) sets forth a list of all pending claims (including with respect to insurance obtained but not currently maintained) and the claims history for the Companies and Subsidiaries for the prior two (2) fiscal years (including with respect to insurance obtained but not currently maintained). Except as set forth on Schedule 3.13(b), there have been no claims submitted by Seller, either Company or any Subsidiary during the last two years for which coverage has been denied or for which a reservation of rights letter has been issued. To Seller’s Knowledge, there are no Insurance Policies with respect to which any aggregate coverage limit has been exhausted.

Section 3.14.Tax Matters.

a.Tax Returns. Except as set forth on Schedule 3.14(a), the Companies have:

i.duly and timely filed with the appropriate federal, state, local or other taxing authorities all material Tax Returns required to be filed by or on behalf of such Company and each such Tax Return was true, correct and complete in all material respects, and

ii.duly and timely paid all material Taxes due and payable with respect to such Company (whether or not shown on any Tax Return).

b.Extensions. Any Tax Return or Taxes for which an extension to file or pay has been obtained will be deemed to be timely if filed and paid by the date provided by any such extension.

c.Liabilities. Except as set forth on Schedule 3.14(c), all Taxes of the Companies for all Tax periods ending on or prior to the Closing Date, to the extent due and payable, have been paid, accrued on the Latest Balance Sheet (or will be accrued on the Closing Date Balance Sheet) or are being contested in good faith.

d.Audits; Examinations.

i.Except as set forth on Schedule 3.14(d), there is no audit, examination, proposed adjustment, deficiency or assessment now pending or, to Seller’s Knowledge, threatened against either Company with respect to Taxes;

ii.Except as set forth on Schedule 3.14(d), there has not been within the past five (5) calendar years, any audit or examination, or any written notice of a potential audit or examination, of any Tax Return filed with respect to either Company; and

iii.As of the Closing Date, no statute of limitations will have been waived or extended with respect to the payment or collection of Taxes of the Companies.

e.Agreements. There are no tax sharing, allocation, indemnification or similar agreements in effect between either Company and any other Person (except between the Companies and their Affiliates or for customary agreements to indemnify lenders or security holders in respect of Taxes) entered into in the ordinary course of business.

f.Withholding Taxes. Each Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Each Company has provided to Buyer copies of payroll taxes documentation of the Companies for the past year.

g.Post-Closing Income and Deductions. IPC will not be required as a result of (i) a change in method of accounting for a Pre-Closing Tax Period, (ii) use of an improper accounting method during a Pre-Closing Tax Period, (iii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), (iv) an installment sale or open transaction disposition, (v) the receipt of prepaid revenue, or (vi) an election under Section 108(i) of the Code, to include any item of income or exclude any item of deduction for any Post-Closing Tax Period that would not have otherwise so been included or excluded as the case may be.

h.Section 280G. There is no Contract, Employee Benefit Plan or other arrangement to which either Company is a party that will, individually or collectively, result in the payment of any “excess parachute payment” within the meaning of Section 2809 of the Code in connection with the transactions contemplated by this Agreement.

i.Section 355. Neither Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code.

j.Listed Transactions. Neither Company is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

k.Tax Classification. IPC has been established and considered for tax matters as a C corporation for federal, state, and local income Tax purposes since the date of its formation through the date immediately prior to the date hereof. FCC Environmental, formerly known as Hydrocarbon Recovery Services had been established and considered for tax matters as a C corporation for federal and state income Tax purposes since the date of its formation through the date of classification election change to a Limited Liability Company, Disregarded Entity, on July 1, 2010. On this date, the company changed the name to FCC Environmental LLC, and started to be treated as a limited liability company, disregarded entity for federal and state income Tax purposes through the date hereof and no election has been made since July 1, 2010, pursuant to Treasury Regulation Section 301.7701-3(g) to treat FCC Environmental as an association taxable as a corporation.

Section 3.15.Compliance with Law; Permits.

a.Compliance with Law. Except as set forth on Schedule 3.15(a), each Company is and has been for the past three (3) years in compliance in all material respects with all applicable Laws including, without limitation, Environmental Laws and Laws relating to Employees and affecting the Facilities. To Seller’s Knowledge, no Company is under investigation with respect to and has not been threatened to be charged with, or given notice of, any violation in any material respect of any applicable Law including, without limitation, Environmental Laws and Laws relating to Employees and affecting the Facilities. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against any Company or the Subsidiary that has had or could reasonably be expected to have, individually, a Material Adverse Effect, on the Companies and the Subsidiary or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

b.Neither of the Companies, nor any Subsidiary, nor any of their respective officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Authority, or any employee, customer or supplier of either Company or any Subsidiary, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no proceeding or other Litigation has been filed or commenced alleging any such payments, contributions or gifts.

c.Permits. Each Company and Subsidiary owns, holds or possesses all material governmental licenses and permits (collectively, “Permits”) that are required under applicable Laws (including, without limitation, Environmental Laws) to entitle it to own or lease, operate and use its assets and to conduct its operations, as currently conducted and that are material to the operations of such Company. All such Permits are valid and in full force and effect, except where the failure to obtain such Permit would not have a Material Adverse Effect.

Section 3.16.Environmental Matters.

a.Except as set forth on Schedule 3.16(a) attached hereto, to Seller’s Knowledge, neither Company has used, stored, treated, transported, manufactured, refined, handled, released, discarded, produced, disposed or arranged for the disposal of any Hazardous Materials in any manner which constituted or constitutes a material violation of any applicable Environmental Law.

b.Except as set forth on Schedule 3.16(b) attached hereto, to Seller’s Knowledge there has been no off-site shipment of any Hazardous Materials by the Companies which constituted or constitutes a violation of any applicable Environmental Law in any material respect and that has had, or would reasonably be expected to result in a material Environmental Liability. Except as set forth on Schedule 3.16(b) attached hereto, neither Company has received any notices, claims, general notice letters, special notice letters, potentially responsible party letters or requests for information indicating that such Company is or may be a responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et seq., or any state superfund law.

c.Except as set forth on Schedule 3.16(c) attached hereto, to Seller’s Knowledge there are no Environmental Actions or any actual or alleged liabilities under any Environmental Law pending or threatened against any Company, or any property currently or, to Seller’s Knowledge, the Leased or Owned Real Property.

Section 3.17.Labor Matters.

a.Except as set forth on Schedule 3.17(a)(i), the Companies are in compliance in all material respects with all Laws applicable to them respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither Company is party to (or otherwise bound by or subject to) any Collective Bargaining Agreement, and no Collective Bargaining Agreement is being negotiated with either Company. Except as set forth on Schedule 3.17(a)(ii), since December 31, 2013, there have not been any pending or, to Seller’s Knowledge, threatened (i) union organizing efforts with respect to the employees of the Companies (ii) strikes, slowdowns, lockouts or work stoppages between either Company and any of its employees, or (iii) unfair labor practice, grievance, charge or complaint against any Company.

b.Schedule 3.17(b) sets forth, for each Company Employee, such employee’s name, employer, title and date of hire, annual compensation and location. Except as set forth on Schedule 3.17(b), no director, officer or employee of any Company will receive any compensation related to or in connection with the transactions contemplated by this Agreement. As of the date hereof, to Seller’s Knowledge, no executive officer, manager Company Employee or group of Company Employees, in each case currently employed by the Companies, has given notice of resignation since March 1, 2014.

c.Schedule 3.17(c)(i) sets forth a list of written agreements between the applicable Company and a Company Employee Company pursuant to which the Company Employee is restricted from engaging in activities that are competitive with the applicable Company (each such agreement, an “Employee Noncompetition Agreement”). Seller has provided Buyer with the form of agreement upon which each Employee Noncompetition Agreement is based, and no Employee Noncompetition Agreement differs in any material respect from such form of agreement. Except as set forth on Schedule 3.17(c)(ii), each Employee

Noncompetition Agreement is in full force and effect and neither the Companies nor any Subsidiary, or to Seller’s Knowledge, the applicable employee, is in breach of any Employee Noncompetition Agreement.

d.Neither Company nor any of their Subsidiaries have engaged in any plant closing or mass layoff activities during the three (3) year period preceding the date hereof that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation (collectively, the “WARN Act”).

Section 3.18.No Adverse Change. Except as set forth on Schedule 3.18 and except for the Apex Business and the Excluded Business Activities, since June 30, 2014, each Company has conducted its business only in the ordinary course, consistent with past practice, and there has not been:

a.an event, change or occurrence that has had a Material Adverse Effect on the Companies taken as a whole;

b.any material increase in the salary, wage or bonus payable by a Company or any Subsidiary to any employee, officer or director of the Companies, except in the ordinary course of business and consistent with past business practices or as required by employment or retention contracts;

c.any material change in any method of accounting or accounting practice or policy used by either Company or any Subsidiary, other than as required by IFRS and set forth on Schedule 3.18;

d.any change in any Tax election or Tax accounting method, any settlement of any material Tax Liability, any change in any annual Tax accounting period, any entry into any closing agreement for any material amount of Tax, any surrender of any right to any material Tax refund or any filing of any amended Tax Return, in each case by any Company or any Subsidiary;

e.any amendment or modification to, or any acceleration or termination of or waiver or assignment of any material claim or right under any Lease or Material Contract;

f.any material adoption, amendment, modification or termination of any bonus, profit-sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of the Companies’ or Subsidiaries’ directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

g.any loan made by any Company or Subsidiary to, or any other transaction entered into by any Company or Subsidiary with, any of the Companies’ or Subsidiaries’ directors, officers or employees;

h.any sale, lease or other disposition of any material assets of a Company (other than inventory in the ordinary course of business) other than for fair value;

i.any issuance, sale or disposition of capital stock, limited liability company interests or any other securities or grant of any options, warrants or other rights to subscribe for or purchase any capital stock, limited liability company interests or any other securities of either Company;

j.any capital expenditure of any Company or Subsidiary (or series of related capital expenditures) in an amount in excess of $500,000 either individually or in the aggregate, or any failure by any Company or Subsidiary to make any material capital expenditure contemplated by its capital expenditure budget;

k.any purchase of capital stock, limited liability company interests or any other securities or grant of any options, warrants or other rights to subscribe for or purchase any capital stock, limited liability company interests or any other securities of either Company or any Subsidiary;

l.any (i) issuance, sale, split, combination, reclassification, pledge, disposal of, purchase or encumbrance, or authorization of the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or any other interest of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other or other interest in either Company or any Subsidiary; (ii) any repurchase, redemption or acquisition of any securities of either Company or any Subsidiary; or (iii) amendment to any Governing Documents of any Company or Subsidiary or adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization or resolutions providing for or authorizing any such event or transaction with respect to any Company or Subsidiary;

m.any damage, destruction, or loss (whether or not covered by insurance) to any Company’s or Subsidiary’s property that is material or that is outside the ordinary course of business consistent with past practice;

n.any material adverse impairment of the use or functionality of the assets of the Companies (giving due account to normal wear and tear);

o.any Lien on any material assets of the Companies, except for Permitted Liens or those arising in the ordinary course of business;

p.any creation or assumption of any indebtedness for borrowed money, other than (i) borrowings for working capital purposes under existing credit facilities in the ordinary course of business or (ii) indebtedness incurred pursuant to Contracts disclosed on Schedule 3.9;

q.any capital investment by any Company or Subsidiary in, any loan by any Company or Subsidiary to, or any acquisition by any Company or Subsidiary of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions);

r.any guarantee by any Company of any liability (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and except for the endorsement of negotiable instruments by the Companies in the ordinary course of business;

s.except with respect to receivables of Omega, any change in any Company’s or Subsidiary’s credit, collection or payment policies, procedures or policies, including the acceleration of its collection of any accounts receivable or the grant of any offset, counterclaim or discount against any accounts receivable or the extension of the time of payment of any accounts payable, in each case outside the ordinary course of business;

t.any increase in either the JV Liability Amount or the JV Exit Amount;

u.any entry into by any Company or Subsidiary of any Contract that purports to limit, curtail or restrict (i) the kinds of businesses in which any Company or Subsidiary or their existing or future

Affiliates may conduct their respective businesses, (ii) the Persons with whom they or their existing or future Affiliates can compete or to whom they or their existing or future Affiliates can sell products or deliver services or (iii) the acquisition of any business by any Company or Subsidiary; or

v.any agreement or commitment to do any of the foregoing.

Section 3.19.Employee Benefit Plans.

a.List of Plans. Schedule 3.19(a) sets forth a list of all Employee Benefit Plans.

b.Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form and has been maintained, administered and operated in compliance with its terms and with the requirements of all applicable Laws, including ERISA and the Code in each case, in all material respects.

c.Liabilities.

i.No Employee Benefit Plan and no employee benefit plan sponsored, maintained or contributed to by an ERISA Affiliate is (A) subject to Title IV of ERISA or Section 412 of the Code, (B) a “multiple employer plan” as described in Section 413(c) of the Code, (C) a “multiple employer welfare arrangement” as defined in Section (3)(40) of the Code, or (D) a “multiemployer plan” as defined in Section 3(37) of ERISA.

ii.No Employee Benefit Plan provides for post-employment health or life insurance, except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) or any similar state law. The Companies and the ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

iii.Except as set forth on Schedule 3.19(c)(iii), there are no actions, suits or claims pending or, to the Parent’s or Seller’s Knowledge, threatened by, on behalf of, or against any Employee Benefit Plan (other than routine claims for benefits and appeals of denied routine claims) or any trusts which are associated with such Employee Benefit Plans, or to the extent relating to any Employee Benefit Plan, the plan sponsor, the plan administrator or, to the Parent’s or Seller’s Knowledge, any fiduciary of any Employee Benefit Plan, and no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to Seller’s Knowledge, threatened against either Company. None of the Employee Benefit Plans are presently the subject of an audit, investigation or examination by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

iv.No Company or any Subsidiary or, to the Parent’s or Seller’s Knowledge, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Company or any Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. No fiduciary has any liability for breach of fiduciary duty with respect to the administration or the investment of the assets of any Employee Benefit Plan.

v.With respect to each Employee Benefit Plan, Seller has made available to Buyer copies, to the extent applicable, of (A) the plan and trust documents and the most recent summary plan description, (B) except as set forth in Schedule 3.19(c)(v)(B), the three most recent annual reports (Form 5500 series), (C) the most recent financial statements, (D) the most recent

Internal Revenue Service determination letter, (E) any insurance policies or other funding documents; (F) all material correspondence with any Government Authority from the past three (3) years, with respect to which any Company has any ongoing material obligation or liability, and (G) all non-discrimination tests required under the Code or ERISA for the three most recent plan year.

vi.Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with a reasonable, good faith interpretation of Section 409A of the Code and, since January 1, 2009, in documentary and operational compliance with Section 409A of the Code in each case.

vii.All contributions required to be made to any Employee Benefit Plan prior to the Closing Date have been timely made and all contributions not yet due to any Employee Benefit Plan have been properly accrued. All premium payments with respect to any Employee Benefit Plan have been timely made.

d.Tax Qualification. Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each corresponding trust, if any, which is intended to be tax-exempt under Section 501(a) of the Code, is the subject of a favorable determination letter issued by the IRS. To the Parent’s and Seller’s Knowledge, there are no facts or circumstances that would be reasonably likely to result in the loss of the qualified status of any such Employee Benefit Plan.

e.Termination. Except as set forth on Schedule 3.19(e), each Employee Benefit Plan can be amended or terminated at any time without consent or approval from any Person, without advance notice (unless required by applicable Law or set forth on Schedule 3.19(e)), and without any liability other than for benefits accrued prior to such termination or amendment.

f.Certain Employee Contracts and Plans. Except as set forth on Schedule 3.19(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) constitute an event under any Employee Benefit Plan that will (i) result in any payment or profit (including, without limitation, severance, bonus, unemployment, compensation, golden parachute, change in control, or other type of payment) becoming due or increased to any director, officer, employee or consultant of the Companies, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of eligibility, vesting or payment of any compensation or benefits. The Company has no Contract or other arrangement providing for the “gross-up” of excise taxes or other penalties or taxes under Sections 409A and 4999 of the Code.

Section 3.20.Bank Accounts; Powers of Attorney. Schedule 3.20 sets forth a true and complete list of (a) all bank accounts and safe deposit boxes of the Companies and all Persons who are signatories thereunder or who have access thereto and (b) the names of all Persons holding general or special powers of attorney from the Companies and a summary of the terms thereof.

Section 3.21.Fees and Expenses of Brokers and Others. Except for broker fees that will be paid by Seller at Closing, none of Seller or the Companies have any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and none of Seller or the Companies has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

Section 3.22.Re-refinery Joint Venture. The aggregate amount of the Companies’ outstanding liabilities related to FCC Lubricants, LLC (the “JV Liability Amount”) does not exceed a value of $1,000,000. The aggregate amount of liabilities that could reasonably be incurred by the Companies in connection with discontinuing the operations and winding up the business of FCC Lubricants, LLC (the “JV Exit Amount”) is less than $1,000,000. None of the assets of FCC Lubricants, LLC are used in the business of the Companies and the impact of FCC Lubricants, LLC is set forth in the Financial Statements.

Section 3.23.Transactions with Affiliates. Except for the Affiliate Assets, none of the Companies’ directors, managers or officers nor, to Seller’s Knowledge, any of the Companies’ members, stockholders or any of their respective Affiliates is involved in any business arrangement or relationship with any Company or any Subsidiary other than employment arrangements and severance arrangements entered into in the ordinary course of business, and none of the Companies’ directors, managers, owns any property or right, tangible or intangible which is used by any Company or any Subsidiary. Except as set forth on Schedule 3.23, and except in respect of services to be provided under the Transition Services Agreement, the Parent Guarantees and the FCC Names, neither Seller nor any of its Affiliates are or will, following the Closing: (a) have any direct or indirect interest in any real or personal property or right, whether tangible or intangible, which is used, intended for use or held for use by the Company; (b) be a party to any Contract or other arrangement, written or oral, with Company; or (c) provide services or resources to Company.

Section 3.24.Inventory. The inventory of each Company and Subsidiary consists of raw materials and supplies, manufactured and purchased products, goods in process, and finished goods, all of which can be used in the ordinary course of business. The inventory disposed of by either Company or any Subsidiary subsequent to the date of the fiscal year end has been disposed of only in the ordinary course of business consistent with past practice and in compliance, in all material respects, with all applicable Laws.

Section 3.25.Accounts Receivable. All accounts receivable of the Companies represent sales made in the ordinary course of business consistent with past practice.

Section 3.26.Sanctions Compliance. Neither the transactions contemplated by this Agreement nor the use of the proceeds thereof will violate any foreign assets control regulations of the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Subtitle B, Chapter V, as amended) (“OFAC Regulations”) or any enabling legislation or executive order relating thereto.  Neither Parent nor Seller nor any director, manager or senior officer of any Company or any Subsidiary is a Person named on the Specially Designated Nationals and Blocked Persons List maintained by OFAC, nor is otherwise a Person with which Persons subject to the jurisdiction of the United States are prohibited to deal pursuant to OFAC Regulations.

Section 3.27.Claims Against Officers and Directors. Schedule 3.27 sets forth each pending or, to Seller’s Knowledge, threatened claims against any director, manager, officer, employee or agent of any Company or any Subsidiary or any other Person which could give rise to any claim for indemnification against any Company or any Subsidiary.

Section 3.28.Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, SELLER DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED. Buyer acknowledges that (a) neither Seller nor any of its Affiliates (including the Companies) has made any representation or warranty, express or implied, beyond those expressly given in this Agreement, as to the accuracy or completeness of any memoranda, charts, summaries or schedules relating to the Companies and previously made available to Buyer or any of its Affiliates by Seller or any of its Affiliates (including the Companies) or any other information (including any Evaluation Material made available prior to the execution of this Agreement) which is not included in this Agreement or the schedules hereto and (b) neither Seller nor any of its Affiliates (including the Companies) will have or be subject to any liability to Buyer or any of its Affiliates resulting from the distribution of any such information to, or the use of any such information by, Buyer or any of its Affiliates.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:
Section 4.1.Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has full entity power and authority to enter into this Agreement, the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

Section 4.2.Authorization; Enforceability. This Agreement is, and the other Transaction Documents to which Buyer is a party do not and will not (a) conflict with or violate the Governing Documents of Buyer, (b) assuming the Required Consents are obtained, violate any material Law, rule, regulation, judgment, order, permit or decree binding on Buyer or (c) constitute a material default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any material right or material obligation of Buyer or to a loss of any material benefit to which Buyer is entitled under any provision of any material Contract binding upon Buyer.

Section 4.3.No Consents. Except for the Required Consents and consents already obtained, no material consent of any other Person, and no notice to, filing or registration with, or consent, approval or authorization of, any court or Governmental Authority is necessary or is required to be made or obtained by such in connection with the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 4.4.Litigation. There is no Litigation pending or, to Buyer’s Knowledge, threatened that involves Buyer and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5.Fees and Expenses of Brokers and Others. Except for broker fees that will be paid by Buyer at Closing, Buyer does not have any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby and has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

Section 4.6.Investment Representation. Buyer acknowledges that the Securities being acquired have not been registered under the Securities Act of 1933, as amended, or qualified under applicable state securities laws in reliance on exemptions therefrom. Buyer is acquiring the Securities for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended, or other applicable securities laws. Buyer is familiar with investments of the nature of the Securities, understands that this investment involves substantial risks, has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Securities, and is able to bear such risks.

Section 4.7.WARN Act. Buyer is purchasing the Companies as a going concern. Buyer does not anticipate closing any material site of employment currently operated by the Companies or the termination of employment of more than 50 current employees of the Companies at any Facility, and Buyer is not aware of any event following the Closing that would require the Companies to provide notice to current employees of the Companies under the WARN Act.

Section 4.8.Reconciliation. At the request of Buyer and in connection with the transactions contemplated by this Agreement, the Companies have issued white papers relating to the Reconciliation and have issued their most recent Financial Statements with a note incorporating the Reconciliation. The Reconciliation and the white papers relating thereto were prepared based on guidance and assistance from EY, Buyer’s external accounting advisors. Seller expressly disclaims any responsibility regarding the Reconciliation or the GAAP policies or interpretations applied in connection with the preparation of the same; provided that for the avoidance of doubt, the foregoing does not limit the Seller’s representations and warranties regarding certain financial information provided to EY as set forth in Section 3.10(b). Seller’s sole representations regarding its financial statements and accounting standards are based on the Financial Statements and are set forth in Sections 3.10 and 3.11. Except for Losses relating to the information described in Seller’s representation and warranties set forth in Section 3.10(b), Buyer assumes responsibility with respect to the preparation or use of the Reconciliation.

ARTICLE 5
ADDITIONAL AGREEMENTS

Section 5.1.Use of Names.

a.Trade Names, Trademarks and Domain Names. Notwithstanding any provision of Section 3.12 to the contrary, neither Seller nor any of its Affiliates is conveying any ownership rights to Buyer for, or licensing Buyer to use, any of the trade names, trademarks, service marks, service names, assumed names, brand names or Internet domain names of Seller or any of its Affiliates (other than the corporate name of IPC), including, for the avoidance of doubt, the rights to the names “FCC,” “FCC Environmental,” “FCC Environmental LLC” or any derivation or variation thereof or any corporate name that includes any of the foregoing names, (all such names together, the “Reserved Names”).

i.After the Closing, Buyer shall promptly (but in no event later than 3 Business Days after the Closing) change the name of FCC Environmental to eliminate any reference to the Reserved Names.

ii.After the Closing, Buyer shall promptly (but in no event later than 180 days after the Closing) destroy all stocks of written, printed or other graphic materials in its possession or control that use or embody any names or marks of Seller or any of its Affiliates (other than the Companies), including the Reserved Names, or modify such materials to remove or cover over any such names or marks.

iii.After the Closing, Buyer shall promptly (but in no event later than 30 days after the Closing) remove or cause to be removed any links from any of the Companies’ websites on the World Wide Web to any website maintained by or on behalf of Seller or its Affiliates (other than IPC) and cease the use of any metatags utilizing any Reserved Name or any confusingly similar word or phrase to direct traffic to a website not owned by the owner of the Reserved Names.

iv.After the Closing, Buyer shall promptly (but in no event later than 180 days after the Closing) (A) repaint all of the Companies’ vehicles displaying any names or marks of Seller or any of its Affiliates (other than IPC), including the Reserved Names, or otherwise remove from such vehicles or permanently cover over any such names or marks; (B) remove and destroy any signage located on any of the Companies’ facilities that contains any names or marks of Seller or any of its Affiliates (other than IPC), including the Reserved Names; and (C) remove or cause to be removed the Reserved Names from all Permits, including, without limitation, any permits or licenses relating to the plants, vehicles or machinery used by the Companies.

v.Upon the request of Seller from time to time, Buyer shall deliver to Seller a certification of a senior officer of Buyer attesting to the extent to which Buyer has complied with obligations under the foregoing clauses (i), (ii), (iii) and (iv).

b.Additional Remedies. If Buyer violates any of its obligations under this Section 5.1, Seller and its Affiliates may proceed against it or either Company at law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 5.1 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by monetary damages. Buyer therefore agrees that in the event of any actual or threatened violation of this Section 5.1, Seller and each of its Affiliates shall be entitled, in addition to any other remedies that it or they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or the Companies to prevent any violations of this Section 5.1, without the necessity of posting a bond.

Section 5.2.Tax Matters.

a.Pre-Closing Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Companies or their respective assets. Seller will provide Buyer with copies of any such Tax Returns for Buyer’s review and comment at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns. Seller shall pay or cause to be paid any Taxes due with respect to such Pre-Closing Tax Returns, except for Taxes included as liabilities on the Latest Balance Sheet and such Taxes that are incurred in the ordinary course after the date of the Latest Balance Sheet and on or before the Closing Date (which Taxes Buyer shall pay or cause to be paid). As soon as practicable, but in any event within five (5) Business Days after Seller’s request, Buyer will deliver to Seller such information, and will make available such representatives of the Companies and of Buyer, as Seller may reasonably request to enable Seller or its representatives to complete all Tax Returns for which Seller has responsibility under this Section 5.2, to address any audit by any taxing authority or other Tax controversy with regard to any taxable year or taxable period for which it has responsibility or liability under this Agreement or otherwise to enable Seller to satisfy accounting, Tax or other requirements.

b.Post-Closing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Straddle Returns and Post-Closing Tax Returns with respect to the Companies or their respective assets, as applicable. Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns. For purposes of this Article 5, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts or payroll, be deemed to equal the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax that is based upon or related to income or receipts or payroll, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date.

c.Amended Tax Returns. After the Closing, except as required by Law, neither Company nor Buyer shall, without the prior written consent of Seller, (i) file or permit to be filed any amended Tax Return by or on behalf of such Company for any tax year ending on or before the Closing Date or (ii) make, change or revoke any Tax election or take any other action with respect to any Company if the effect of such action would reasonably expected to increase the amount of Taxes for which Seller is responsible pursuant to Section 5.2(a).

d.Liability. Notwithstanding anything to the contrary in this Agreement, nothing in Section 3.14 shall cause Seller to be liable to Buyer for any amounts relating to any Taxes for which Seller is not expressly liable pursuant to this Section 5.2.

e.Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

f.Audits. The Companies shall promptly notify Seller in writing upon receipt of notice of any pending or threatened tax audits or assessments that could reasonably affect the Tax Liabilities of such company for which Seller would be liable under this Section 5.2 (“Seller’s Tax Matter”). In the event Seller is not so promptly notified and such failure to notify is prejudicial to Seller’s ability to defend such audit or assessment, Seller shall be relieved of any such liability under this Agreement.

g.Control of Proceedings. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have the sole right to represent the interest of the Companies in connection with any Seller’s Tax Matter (including the right to choose the Companies’ representation in any audit, contest or administrative or judicial proceeding involving a Seller’s Tax Matter, the right to choose the manner in which such company contests any assessment or proposed disallowance or claim in any Seller’s Tax Matter and the right to settle or otherwise compromise any Seller’s Tax Matter).

h.Powers of Attorney. To the extent permitted by Law, Buyer shall provide (and shall cause the Companies and its Affiliates to provide) Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle and resolve any audits and disputes that they have control over under Section 5.2(g) (including any refund claims which turn into audits or disputes).

i.Remittance of Refunds. If Buyer or any Affiliate of Buyer receives a refund of any Taxes of any of the Companies that Seller is responsible for hereunder or if Seller or any Affiliate of Seller receives a refund of any Taxes of any of the Companies that Buyer or either Company is responsible for hereunder with respect to a Post-Closing Tax Period, the Party receiving such Tax refund shall, within thirty (30) days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder, including all applicable interest paid by the Governmental Authority with respect to such refund, if any, and net of all Taxes imposed or incurred by such Party with respect to such refund. For the purpose of this Section 5.2(i), the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

j.Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due without withholding from any consideration or amounts payable to Seller, and Buyer shall at its expense, file all necessary Tax Returns with respect to such Taxes, fees and charges.

Section 5.3.Retention of and Access to Records. After the Closing Date, Buyer shall retain, and shall cause the Companies to retain, for a period of five (5) years following the Closing Date, the books and records delivered to Buyer. Buyer also shall provide Seller and its respective representatives reasonable access thereto, during normal business hours and on at least three (3) Business Days’ prior written notice, to enable them to prepare financial statements or tax returns or respond to tax audits. In addition, Buyer shall use reasonable efforts to cause the Companies to retain all records and information relating to Taxes until at least one year after the expiration of all applicable statutes of limitation. Buyer further agrees, upon Seller’s request and at Seller’s expense, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

Section 5.4.Employees and Employee Benefit Plans.

a.Benefits Package. Buyer agrees that the Closing Date Company Employees shall be credited with their length of service with the relevant Company and/or Seller and its Affiliates for all purposes under Buyer’s Employee Benefit Plans (other than for purposes of benefit accrual under any defined benefit pension plan) and policies after the Closing.

b.Existing Claims. The Companies shall have the responsibility for payment of all covered welfare plan claims or expenses actually incurred by any covered Closing Date Company Employee (or any covered dependent of any Closing Date Company Employee) prior to the Closing Date except to the extent that the payment of claims under self-insured arrangements are accrued on the Closing Date Balance Sheet.

c.COBRA. Schedule 5.4(c) attached hereto sets forth a list of all persons receiving COBRA continuation coverage from the Companies. The Companies shall be responsible for providing COBRA continuation coverage for all such persons whose “qualifying event” within the meaning of COBRA occurred prior to, on or after the Closing Date (and such persons’ “qualified beneficiaries” within the meaning of COBRA). The parties agree that Seller shall not be responsible for any costs relating to the same.

d.Disability. Schedule 5.4(d) attached hereto sets forth a list of all Company Employees currently receiving short-term disability benefits and long-term disability benefits from the Companies. The Companies shall be responsible for short-term disability benefits and long-term disability benefits for all Company Employees who became disabled prior to, on or after the Closing Date. The parties agree that Seller shall not be responsible for any costs relating to the same.

e.WARN Act. Buyer shall be responsible for all liabilities or obligations under the WARN Act resulting from Buyer’s or the Companies’ actions following the Closing, including any relocation of the operations from their current location.

f.Workers Compensation and Other Claims Covered by Insurance. If the Closing occurs, Buyer shall be responsible to administer and pay (subject to applicable stop-loss amounts under the Insurance

Policies) all workers compensation claims made by Closing Date Company Employees, regardless of whether the claims are based on facts occurring prior to or after the Closing Date. Schedule 5.4(f) contains a list of pending workers compensation claims as of the date of this Agreement indicating the date of incident. Additionally, Buyer shall be responsible for administering and paying (subject to applicable stop-loss amounts under the Insurance Policies ) all claims covered under the Companies’ Insurance Policies regardless of whether the claims are based on facts occurring prior to or after the Closing Date. The parties agree that Seller shall not be responsible for any costs relating to the same.

g.No Third Party Beneficiary Rights. Nothing in this Agreement shall be deemed to: (i) provide any third party beneficiary rights in favor of any Person; (ii) except as provided in Section 5.4(a) above, limit the ability of the Companies or Buyer from terminating the employment of any Closing Date Company Employee; (iii) amend or modify any Employee Benefit Plan or any employee benefit plan maintained by Buyer; or (iv) limit the ability of Parent, Seller, the Companies or Buyer, or any of their respective affiliates, to amend their respective employee benefit plans, programs or policies from time to time.

h.Seller agrees to cooperate with Buyer with respect to a joint announcement, substantially in the form set forth on Schedule 5.4(h), to be made to customers following the Closing.

Section 5.5.Non-Competition; Non-Solicitation.

a.Non-Compete.

i.During the period beginning on the Closing Date and ending on the fourth (4th) anniversary thereof (the “Restricted Period”), neither Parent nor Seller nor any of their Affiliates will, directly or indirectly, in any manner (whether on its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, engage in the Restricted Business. Notwithstanding the restrictions set forth in this Section 5.5(a), if, during the Restricted Period, Parent, Seller or any of their Affiliates, or any successor in the sale of substantially all of the assets of Parent or Seller acquires (by asset purchase, stock purchase, merger, consolidation or otherwise) a business or entity (the “Acquired Business”) that engages in a business competitive with the Restricted Business (a “Competing Business”), Parent, Seller, their Affiliate or such successor, as applicable, shall not be in violation of this Section 5.5 if the gross revenue of such Competing Business earned in the categories of Restricted Business, divided by the total revenue of the Competing Business, for the prior fiscal year (such quotient herein after referred to as “Restricted Business Percentage”), is less than twenty percent (20%). Furthermore, if the Restricted Business Percentage is more than 20%, but less than 50%, Parent, Seller, or Affiliate shall be allowed a period of 12 months following the acquisition of the Acquired Business to divest the Restricted Business activity of the Acquired Business.

ii.The term “Restricted Business” means the following services conducted by the Companies and their Subsidiaries as of the date of this Agreement: (A) used oil collection through the operation of bulk tank trucks which are used for oil collection as a substantial activity; (B) used oil recycling or reprocessing; (C) oily water collection, recycling, processing, or disposal (provided that this not include the foregoing with respect to Exploration & Production residuals); (D) parts cleaning services in connection with (A) and (C) above, including the sale or servicing of parts cleaning machines, the sale or rental of solvent, and/or the removal or recycling of the foregoing; (E) used oil filter collection; (F) used oil filter recycling; (G) absorbent sales; (H) anti-freeze collection and recycling; (I) vacuum truck services involving clarifier, sump, interceptor and/or grit trap servicing; and (J) each of the foregoing activities to the extent provided to maritime clients; provided, that the Restricted Business does not include (i) collection, processing, recycling or disposal of Exploration & Production residuals; (ii) sludge transportation including, without limitation, through the Excluded Assets; (iii) soil and groundwater remediation, including soil or groundwater removal, treatment, and disposal, and frac tank services in connection with soil and groundwater remediation; (iv) the Apex Business; (v) the Excluded Business Activities; and (vi) the disposal of solvents, including, without limitation, those undertaken through Affiliates. Further the Restricted Business shall not prohibit Seller and Parent from managing used oil generated by customers where (x) the source of the used oil is primarily from machinery rather than vehicles, and (y) the used oil activity, measured in dollars, represents less than 25% of the activity at each account where FCC manages the used oil, and (z) FCC has provided Buyer the opportunity to provide such used oil services on market terms.

b.Non-Solicitation. During the Restricted Period, neither Parent nor Seller nor any of their Affiliates will, directly or indirectly, in any manner (whether on its own account, as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) without Buyer’s prior written consent, solicit business from any Person that is or was a client or customer of the Companies or its Subsidiaries during the one (1) year period preceding the Closing Date, or from any successor-in-interest to any such Person, in any case for the purpose of securing business or contracts related to the Restricted Business; (2) hire or engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship relating to the Restricted Business with any Person employed by the Companies or its Subsidiaries during the one (1) year period preceding the Closing Date, or induce or attempt to induce any Person to leave such employment; provided, however, that (A) placing a general advertisement of employment not directed at the employees of the Companies or any Subsidiary will not be deemed a breach of clause (i) or (ii) and (B) Parent, Seller or their Affiliates may hire former employees of and consultants to Buyer, its Affiliates, the Companies or any Subsidiary after such former employees or consultants have ceased to be employed or otherwise engaged by Buyer, its Affiliates, the Companies or any Subsidiary for a period of at least twelve (12) months.

c.Confidentiality. Each of Parent and Seller agrees that it will not disclose to any Person or use for Parent’s or Seller’s own purpose in connection with a Restricted Business, any Confidential Information. “Confidential Information” will be interpreted to mean the non-public, confidential or proprietary information of the Companies and its Subsidiaries relating to the Restricted Business, including, the identities of the current, former or prospective employees, suppliers and customers of the Companies or the Subsidiaries, development, transition and transformation plans, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations and identities of sales representatives and distributors, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment; provided, that Confidential Information shall not include information that (i) is generally available to and known by the public through no fault of Seller, Parent or any of their Affiliates; or (ii) is lawfully acquired by Seller, Parent or any of their Affiliates from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided, further, that Parent and/or Seller must (i) to the extent permitted by applicable Law, provide prompt written notice to Buyer and the Companies of any relevant process or pleadings that could lead to such an order and (ii) cooperate with Buyer and the Companies (at the sole cost and expense of Buyer and the Companies) to contest, object to or limit such a request and, in any case, use commercially reasonable efforts to limit the revelation of such Confidential Information to such court order and the scope thereof.

d.Assignment and Termination of Nondisclosure Agreements. On the Closing Date, Seller shall, to the extent assignable in accordance with the terms thereof, assign and delegate to Buyer all of its rights and obligations under all confidentiality and nondisclosure agreements between Seller or its Affiliates (including the Companies), on the one hand, and prospective purchasers of the Companies, on the other hand, entered into in connection with the sale of the Company or the evaluation of such sale; provided, however, that the foregoing shall not apply to (i) any right to protect information relating to Seller and their Affiliates (other than the Companies) and (ii) any right to enforce non-solicitation covenants protecting the employees of Seller and their Affiliates (other than the Companies).

e.Buyer Prohibited Actions. For a period of twelve (12) months after the Closing Date, Buyer will not, directly or indirectly, induce or attempt to induce any senior-level employee of Seller or its Affiliates to leave the employ of Seller or its Affiliates; provided, however, that Buyer shall not be prohibited from (i) conducting generalized solicitations for employees (which solicitations are not specifically targeted at employees of Seller) through the use of media advertisements, professional search firms or otherwise, or (ii) employing any person in accordance with the terms and provisions of this Agreement

f.Enforcement; Remedies. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 5.5(a), 5.5(b) or 5.5(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The covenants contained in this Section 5.5 are covenants independent of any other provisions of this Agreement and the existence of any claim that any Party may allege against another Party to this Agreement, whether based on this Agreement or otherwise, shall not constitute a defense to or otherwise prevent the enforcement of the provisions of this Section 5.5, which provisions shall be enforceable notwithstanding the existence of any breach by the Party seeking such enforcement. Notwithstanding anything to the contrary in this Agreement, Seller and Buyer agree that the remedies of the Parties at law for any breach or threat of breach of the provisions of this Section 5.5 will be inadequate and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.5 and to enforce specifically the terms and provisions of this Section 5.5 without the necessity of posting a bond or other security.

Section 5.6.Cooperation; Certain Accounting Costs.

a.Subject to the terms herein provided, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Seller shall cooperate with Buyer and the Companies to help secure the A-901 New Jersey Permit by making available an authorized representative of Seller, at reasonable times and upon reasonable notice, to execute such notices and filings necessary to update the signatories on such Permit. Seller shall use commercially reasonable efforts to cause PriceWaterhouseCoopers LLP (“PWC”) to cooperate in connection with the preparation of the financial statements and pro forma information requested from PWC pursuant to that certain proposal letter dated July 16, 2014 (the “Proposal Letter”); provided, that the Parties acknowledge and agree that Seller does not control or assume any responsibility for the conduct of PWC. Seller also agrees to waive any conflict that might arise from the preparation of the financial statements or pro forma information contemplated by the proposal letter or the use of such financial information by Buyer in connection with Buyer’s filing obligations with the Securities and Exchange Commission; provided that each of the foregoing shall be at the sole cost and expense of Buyer. Seller shall also use commercially reasonable efforts to cooperate with Buyer and the Companies in making such filings or providing such notices to Governmental Authorities as may be required in connection with the transfer or update of an existing Permit of the Companies. Buyer will reimburse Seller for the reasonable costs incurred by Seller or Parent in connection with assisting Buyer pursuant to this Section 5.6.

b.Notwithstanding the Estimated Closing Adjustment Amount and Exhibit A, the Parties shall bear the following costs equally: (i) the costs and expenses of PWC to provide the services set forth in the Proposal Letter; and (ii) the costs and expenses of EY in respect of the Reconciliation ((i) and (ii), collectively referred to as the “Shared Costs”). Each Party shall provide the other Party with copies of invoices or other reasonably appropriate supporting documentation evidencing costs or expenses borne by such Party in connection with the Shared Costs. If one Party pays an amount greater than 50% of the aggregate amount of the Shared Costs, then the other Party shall reimburse such Party the amount of such excess. To the extent practicable, the Parties shall cooperate in good faith to settle the Shared Costs in conjunction with the payment of any adjustments made in connection with the Closing Adjustment Amount pursuant to Section 2.3(b). The Companies have paid the expenses of PWC to be included in the Shared Costs prior to the Closing Date.

Section 5.7.Preexisting Non-Compete Enforcement Cooperation. In connection with certain preexisting non-compete agreements between the Companies and former employees of the Companies, the Companies have initiated the enforcement claims set forth on Schedule 5.7. Buyer and Seller agree that the costs and expenses incurred in connection with such claims prior to or after the Closing up to an aggregate maximum amount of $250,000, or $125,000 for each Party (the “Non-Compete Cap”), shall be borne equally by the Parties as follows: (a) with respect to reasonably documented costs and expenses incurred prior to the Closing, Seller shall receive a credit equal to 50% of such amount (up to $125,000) in the Working Capital Statement; (b) with respect to reasonably documented costs and expenses incurred after the Closing up to the Non-Compete Cap, Seller shall reimburse the Companies in an amount equal to 50% of such amount (up to $125,000) within fifteen (15) days written request from Buyer; and (c) any monetary settlement amount or cash damages recovered by the Companies in connection with such claims shall be shared equally be the Parties. For the avoidance of doubt, Seller does not assume any responsibility for costs or expenses in excess of the Non-Compete Cap incurred after the Closing or with respect to claims other than those identified on Schedule 5.7.

Section 5.8.Lender Provisions. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (a) agrees that it will not bring or support any Person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the financing sources of Buyer for any portion of the debt being so provided or any commitments by any financing sources of Buyer in connection therewith (the “Debt Commitments”, and such financing sources, together with their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the Debt Commitments (or, if alternative financing is being used, pursuant to the commitments with respect thereto), the “Debt Financing Sources” and each, a “Debt Financing Source”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitments or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitments or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitments or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) neither Seller nor Parent (collectively, together with any of their respective successors or assigns, the “Seller Group”) shall have any rights or claims against any Debt Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitments or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any member of the Seller Group for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitments or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 7.15), the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, the foregoing provisions, and the same shall be enforceable by each Debt Financing Source and its successors and assigns. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 7.5), the foregoing provisions may not be amended, supplemented or otherwise modified without the prior written consent of the Debt Financing Sources or their administrative agent under the Debt Commitments.

Section 5.9.Escrow for Backup Tapes. Following the signing of this Agreement, the Parties shall negotiate with Sunguard to act as escrow agent for the backup tapes of historical or archived emails of the Companies for a period of seven years following the Closing Date. To the extent that the Parties are unable to reach agreement with Sunguard, the Parties shall cooperate in good faith to identify and reach agreement with another third party provider. The escrow agreement shall provide that the escrow agent shall, upon instruction of the Parties, conduct (or allow a Party to conduct) a search of emails in accordance with the parameters requested by Buyer and agreed to by Seller (such consent not to be unreasonably withheld for any search reasonably necessary to conduct the business or for the purpose of investigating or resolving any dispute or proceeding involving the Companies).

Section 5.10.Transition Services. The Seller shall provide the transition services set forth on Exhibit D hereto in accordance with the terms and conditions set forth therein.

ARTICLE 6
INDEMNIFICATION

Section 6.1.Survival of Representations, Warranties and Covenants. The representations and warranties contained herein or a Party’s right to indemnification pursuant to Sections 6.2 or 6.3 shall survive the Closing Date until the eighteen (18) month anniversary of the Closing Date, except that (a) claims for breach of the representations and warranties contained in Section 3.16 (Environmental Matters), claims made pursuant to Sections 6.2(c), 6.2(f) or 6.2(g) shall survive the Closing until the three (3) year anniversary of the Closing Date; (b) claims for breach of the representations and warranties contained in Section 3.19 (Employee Benefit Plans) shall survive the Closing until the five (5) year anniversary of the Closing Date; and (c) indemnification claims involving (i) fraud or willful misconduct, (ii) Section 3.14 (Tax Matters), (iii)

breach of the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive until the expiration of the applicable statute of limitations, and (iv) covenants that are to be performed by their terms after the Closing, shall survive the Closing Date until performed in accordance with their terms or the applicable statute of limitations. A Buyer Indemnified Party’s or a Seller Indemnified Party’s claim for indemnification under Section 6.2 or 6.3 shall be made on or prior to the date, if any, on which the survival period for such representation and warranty expires, it being understood that claims made in writing in accordance with the notice provisions hereof on or prior to such expiration date shall survive such expiration date until such claims are finally resolved and claims first made after such expiration date shall be barred.

Section 6.2.Indemnification by Seller. If the Closing occurs and subject to the limitations set forth in this Article 6, Seller hereby agrees to defend, indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors and employees (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, claims, damages, costs and expenses (including reasonable attorneys’, experts’ and consultants’ fees and expenses, expenses defending against a claim and investigation fees and expenses) (collectively, “Losses”) that the Buyer Indemnified Parties suffer or incur, or become subject to, as a result of, arising from or in connection with:

a.any breach or inaccuracy of any of the representations and warranties made by Seller in this Agreement;

b.any failure of any Company or Parent or Seller to carry out, perform, satisfy and discharge any of its covenants or agreements under this Agreement;

c.the costs of cleanup and disposal, fines assessed by a Governmental Authority and Losses arising in connection with the matter set forth on Schedule 6.2(c); provided, that the foregoing shall not include any increased costs relating to heightened compliance required by any Governmental Authority; provided, further, that Seller shall be entitled to control the disposal of any contaminated used oil in connection with the same in accordance with Section 6.8; provided, further, that (i) the Parties shall share equally any attorney fees incurred prior to the Closing Date in connection with the matter set forth on Schedule 6.2(c) up to a maximum amount of $125,000 (it being understood that Seller shall be responsible for any attorney fees in excess of such amount in accordance with the terms of this Agreement or which occur after the Closing Date); and (ii) the share of any attorney fees allocated to Buyer shall not be considered a liability in the Closing Date Working Capital;

d.the failure to collect 100% of the aggregate value of the accounts receivable existing prior to the Closing from Omega to the Companies or its Subsidiaries;

e.the Excluded Assets, including the Excluded Business Activities;

f.third party claims in connection with (i) any Environmental Liability prior to Closing, (ii) any non-compliance with Environmental Laws prior to Closing or (iii) any Environmental Liability or non-compliance with Environmental Laws at a property formerly owned, leased or operated by any of the Companies prior to the Closing; and

g.the investigation, remediation, treatment, storage, disposal, release or cleanup of Hazardous Materials occurring or present on or migrating from the Owned Real Property or the Leased Real Property prior to the Closing, but only to the extent such investigation, remediation, treatment, storage, disposal or cleanup is: (i) ordered by a Governmental Authority; (ii) required under applicable Environmental Law and written notice is provided to an applicable Governmental Authority (with copy to Seller); or (iii)

reasonably necessary to prevent or control an actual or alleged endangerment or threat to human health or the environment from actual or potential exposure to Hazardous Materials (and notice is thereafter provided to an applicable Governmental Authority with copy to Seller); provided, that any of the notice requirements set forth in this Section 6.2(g) may be waived by Seller (at its reasonable discretion) at the request of Buyer.

Section 6.3.Indemnification by Buyer. If the Closing occurs and subject to the limitations set forth in this Article 6, Buyer hereby agrees to defend, indemnify and hold harmless Seller, its Affiliates and their respective officers, directors and employees (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that the Seller Indemnified Parties suffer or incur, or become subject to, as a result of, arising from or in connection with:

a.any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement;

b.any failure of Buyer to carry out, perform, satisfy and discharge any of its covenants or agreements under this Agreement;

c.the use by the Companies or Buyer (or its Affiliates) of the Reconciliation, including, without limitation, the filing by Buyer (or its Affiliates) of the Reconciliation in any filings with any Governmental Authority (except to the extent that such claims relate to a breach by Seller of the representations and warranties set forth in Section 3.10(b)); and

d.the Parent Company Guarantees.

Section 6.4.Limitations on Indemnity.

a.Notwithstanding anything contained in this Agreement to the contrary, Seller shall be obligated pursuant to Section 6.2 (other than with respect to the Seller Fundamental Representations, Section 6.2(c), Section 6.2(d), Section 6.2(e) or the Environmental Indemnification and Section 7.6 which shall not be subject to the Claim Threshold or the Deductible) only (i) with respect to any claim resulting in Buyer Indemnified Party Losses exceeding Twenty Five Thousand Dollars ($25,000) (“Claim Threshold”); provided that any such claim shall not comprise an aggregation of Buyer Indemnified Party Losses arising from unrelated matters, and (ii) to the extent that Buyer Indemnified Party Losses which exceed the threshold set forth in clause (i) of this sentence incurred by Buyer Indemnified Parties exceed in the aggregate One Million Dollars ($1,000,000) (the “Deductible”), and only to the extent of such amount in excess of such Deductible. For the avoidance of doubt, Seller shall be obligated pursuant to Section 6.2 only with respect to Buyer Indemnified Party Losses incurred by Buyer Indemnified Parties with respect to the aggregate amount by which the aggregate amount of claims that meet the Claim Threshold exceeds the Deductible. Further, Seller shall not be obligated for any Buyer Indemnified Party Losses (i) once Seller has paid the Buyer Indemnified Parties with respect to such Losses an aggregate amount in excess of Ten Million Dollars ($10,000,000.00) (the “General Indemnification Limit”); provided, that the General Indemnification Limit shall not apply to Buyer Indemnified Party Losses that are Environmental Liabilities (including Environmental Actions or any actual or alleged liabilities under any Environmental Law, including, without limitation any breach of the representations and warranties contained in Section 3.16 or claims made pursuant to Section 6.2(f) or 6.2(g) (collectively, the “Environmental Indemnification”); and (ii) once Seller has paid an aggregate amount of Five Million Dollars ($5,000,000.00) under the Environmental Indemnification (the “Environmental Indemnification Limit” and, together with the General Indemnification Limit, the “Maximum Indemnification Limit”). For the avoidance of doubt, amounts paid by Seller in respect of claims falling within the scope of the Environmental Indemnification Limit shall not be applied towards the General Indemnification Limit, and amounts paid by Seller in respect of claims falling within the scope of the General Indemnification Limit shall not be applied towards the Environmental Indemnification Limit. Notwithstanding the foregoing, the limitations on indemnity set forth in this Section 6.4(a) (including, without limitation, General Indemnification Limit, the Environmental Indemnification Limit and the Maximum Indemnification Limit) shall not apply to any Losses arising out of, based upon or attributable to fraud, willful misconduct, any Seller Fundamental Representation, or claims made under any of Section 6.2(e), the Closing Date Working Capital adjustment, or amounts paid under Section 7.6 or claims made under Section 6.2(d) (but with respect to the Maximum Indemnification Limit, only with respect to the portion of claims under Section 6.2(d) that exceed $1.5 million). In addition, any obligations or Losses incurred under the Transitions Services Agreement shall not be subject to the indemnification limited set forth in Section 6.4(a).

b.Notwithstanding anything contained in this Agreement to the contrary, Seller shall be obligated pursuant to the Environmental Indemnification only with respect to 60% of the Buyer Indemnified Party Losses incurred by the Buyer Indemnified Parties up to the Environmental Indemnification Limit. By way of example, to the extent that Buyer suffers a Loss in the amount of $1,000 as a result of an Environmental Liability, Seller shall be responsible for $600 of such Loss. For the avoidance of doubt, the Environmental Indemnification Limit shall only be reduced by the Losses actually paid by Sellers (i.e., only amounts actually paid out-of-pocket by Sellers in respect of indemnity claims and not the full amount of the Losses subject to the Environmental Indemnification Limit shall be taken into account when determining whether the Environmental Indemnification Limit has been met).

c.Seller shall not be liable for any Losses resulting from a breach of any of the representations, warranties and covenants set forth in Article 3 of this Agreement to the extent that:

i.the liability for such breach occurs or is increased as a result of the adoption or imposition of any Law not in force at the date of this Agreement or as a result of any retroactive increase in rates of taxation imposed after the Closing Date; and

ii.the Losses would not have arisen but for a change in accounting policy or practice of Buyer or the Companies after the Closing.

In addition, no Party shall be liable for any Losses resulting from a breach of any representation, warranties and covenants contained herein to the extent that such Party shall have failed to first use commercially reasonable efforts to recover any Losses under their respective insurance policies (it being understood that such obligation shall not include any obligation to bring any action, suit or proceeding against any insurer). Any amounts actually received from such insurers shall reduce the amount of Losses for purposes of determining the amount of Seller’s indemnity obligation or Buyer’s indemnity obligation under this Article 6 and, for the avoidance of doubt, neither the General Indemnification Limit nor the Environmental Indemnification Limit shall be reduced by any such amounts actually received from such insurers (i.e., only amounts actually paid out-of-pocket by Sellers in respect of indemnity claims subject to the General Indemnification Limit or the Environmental Indemnification Limit, as applicable, shall be taken into account when determining whether the General Indemnification Limit or the Environmental Indemnification Limit, as applicable, has been met). If it is reasonably likely that coverage would be available under any applicable insurance policy for a Loss, then Buyer will or will cause the Company to submit such claim.
(d)    To the extent the Company actually receives payment for such claim under an insurance policy, then Buyer shall be entitled to all the benefits of such coverage for such claim for Losses, and Buyer shall not be entitled to payment for indemnification for such Loss under Section 6.2 to the extent such Losses or Environmental Losses are recovered from the applicable insurance carrier. Should (i)(A) following submission of such claim Buyer elects not to or fails to pursue such claim, or (B) the insurance coverage of such claim be contested by the applicable insurance company, and (ii) Buyer shall have sought and received indemnification as provided under Section 6.2, then Buyer shall assign its rights (including its rights to insurance proceeds) under such insurance policy to Seller, and Buyer and the Companies shall cooperate with Seller in connection with Seller’s seeking payment of such claim. If received after an indemnification payment has been made under this Article 6, any amounts recovered from insurers or other third parties by Buyer or the Companies shall be paid within five (5) days of receipt, to Seller up to the amount paid by Seller. In connection with the pursuit of any claim with any applicable insurance coverage, Buyer acknowledges and agrees that it will proceed and manage any such insurance process in a commercially reasonable manner subject to its business judgment.
(e)    Buyer shall, upon request of Seller, cause the Companies to assign to Seller any: (i) rights of the Companies to bring claims against any third party involved in connection with the matters set forth on Schedule 6.2(c), (ii) rights of the Companies in any claims initiated prior to Closing, against any third party involved in connection with the matters set forth on Schedule 6.2(c); and (iii) the rights of the Companies under applicable insurance policies relating to the matters set forth on Schedule 6.2(c). Following the assignment of such claims, Buyer shall use commercially reasonable efforts to cooperate (and shall cause the Companies to use commercially reasonable efforts to cooperate) with Seller in connection with: (i) any claims initiated by Seller against such third parties; and (ii) any claim with any applicable insurance coverage. Seller shall have the right to retain any insurance proceeds and any amounts recovered from third parties. In furtherance of the foregoing, prior to Closing, the Companies shall assign to Seller the rights to those claims set forth on Schedule 6.2(c) which have been initiated by the Companies prior to the Closing.

(f)    Seller shall not be liable for any Losses under Section 6.2(d): (i) which relate to receivables that are settled or discounted by the Companies following the Closing, unless such settlement or discount is approved in writing by Seller; and (ii) unless the underlying receivables which relate to such Losses are assigned by Buyer or the Companies to Seller. Seller shall have full power and authority to settle or discount any receivables with respect to which Buyer seeks indemnification under Section 6.2(d).

Section 6.5.Indemnification Procedure - Direct Claims. If any Buyer Indemnified Party or Seller Indemnified Party (either such Party, an “Indemnified Party”) intends to seek indemnification pursuant to this Article 6 for any matter not involving a claim by a third party against such Indemnified Party, such Indemnified Party must promptly provide written notice (a “Claim Notice”) to the Party or Parties that are obligated to indemnify such Indemnified Party in accordance with this Agreement (such Party or Parties, the “Indemnifying Party”); provided, however, that the failure by an Indemnified Party to so notify the Indemnifying Party with respect to any claim shall not relieve the Indemnifying Party of any Liability to the Indemnified Party to the extent the Indemnifying Party is not prejudiced by such omission. If an Indemnifying Party disputes the sufficiency of the Claim Notice, the Claiming Party may send another Claim Notice (and additional notices in response to additional objections by the Indemnifying Party), but for the purposes of any applicable survival period (as set forth in Section 6.1 hereof) the date the first Claim Notice was delivered to the Indemnifying Party will be treated as the date of notice of the indemnification claim even if the Claim Notice is subsequently amended and reissued. Following delivery of such clarifying Claim Notice, the same timing and obligations of the Indemnifying Party as above shall apply.

Section 6.6.Indemnification Procedure - Third Party Claims.

a.If any Indemnified Party intends to seek indemnification pursuant to this Article 6 for any matter involving a claim brought by a third party (a “Third Party Claim”), against such Indemnified Party, it shall deliver a Claim Notice to the Indemnifying Party promptly after receipt by the Indemnified

Party of notice of a Third Party Claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. Subject to Section 6.6(c), the Indemnifying Party shall be entitled to assume the legal defense thereof and shall notify the Indemnified Party in writing, within ten (10) Business Days of receipt of the Claim Notice, of its intent to assume the control of the defense of any such Third Party Claim, including, at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party (the “Indemnifying Party Defense Notice”). The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the payment of such counsel’s fees and expenses shall have been specifically agreed upon in writing by the Indemnifying Party, (ii) the Indemnifying Party shall have failed to assume the defense of such action or (iii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnifying Party shall have been advised by reasonable counsel that there is a conflict for counsel in representing both the Indemnifying Party and the Indemnified Party which cannot appropriately be waived.

b.In the event that the Indemnifying Party does deliver an Indemnifying Party Defense Notice and thereby elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall have the right to conduct such defense subject to this Section 6.6(b) and 6.6(c). The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit the Indemnified Party to participate (at the Indemnified Party’s cost and expense) in the defense of the Third Party Claim. The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense (except as provided above) to participate in the defense assisted by counsel of its own choosing; provided that in such cases the Indemnified Party shall have the right to compromise and settle the Third Party Claim only with the prior written consent of the Indemnifying Party (unless the Indemnified Party chooses to waive any right to indemnity for the amount of such settlement), such consent not be unreasonably withheld; provided, further, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party if (i) such judgment or settlement is not entirely indemnifiable by the Indemnifying Party pursuant to this Article 6, (ii) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (iii) such judgment or settlement would result in the finding or admission of any violation of Law, or (iv) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party.

c.Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense or settlement of any Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall, subject to the Indemnifying Party being obligated to indemnify the Indemnified Party under this Article 6, pay the reasonable actual fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party shall have been advised by reasonable counsel that there is a conflict of interest between the Indemnifying Party and the Indemnified Party which cannot appropriately be waived, (iii) the claim seeks an injunction, equitable relief or other damages that are not money damages against any Indemnified Party, or (iv) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party is failing to prosecute or defend the Third Party Claim actively and diligently. Without limiting the generality of the foregoing, the Parties expressly agree that Seller shall assume control of the defense or settlement of any Third Party Claims for which indemnification is sought under Section 6.2(c), Section 6.2(d) or Section 6.2(e).

Section 6.7.Indemnity Amounts to be Computed on After-Tax Basis. The amount of any indemnification payable under any of the provisions of this Agreement shall be (a) reduced by any net federal, state, local or foreign income Tax benefit actually realized by the Indemnified Party in the year in which the Loss occurs (or, where Buyer is the Indemnified Party, any of its Affiliates, including any Company) by reason of the facts and circumstances giving rise to the indemnification, and (b) increased by the amount of any federal, state, local or foreign income Tax actually required to be paid by the Indemnified Party on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (b)); provided that the amount of indemnification under this Agreement shall not exceed the Maximum Indemnification Limit. For purposes of the preceding sentence, the amount of any state, local or foreign income Tax benefit or cost shall take into account the federal income Tax effect of such benefit or cost. In addition, in the case of a Tax benefit referred to in this Section 6.7 but actually realized after the payment of (and therefore not taken into account in determining the amount of) an indemnification payment, the Indemnified Party shall promptly notify the Indemnifying Party of the realization of such Tax benefit, shall provide documentation in reasonable detail supporting such notice, shall cooperate with the Indemnifying Party as reasonably requested with respect to such notice and documentation, and shall pay (or cause to be paid) to the Indemnifying Party an amount equal to the net Tax benefit actually realized by the Indemnified Party (or any Affiliate) promptly after the Indemnified Party (or any Affiliate) realizes any such benefit, up to an amount (in the aggregate) not in excess of the indemnification payments (in the aggregate) paid by the Indemnifying Party.

Section 6.8.Environmental Remediation.

a.With respect to any Environmental Liabilities (or other Losses, or proceedings related thereto that involve investigation, cleanup, remediation, or other response pursuant to Environmental Laws or in connection with Hazardous Materials) for which any Buyer Indemnified Party may seek indemnification pursuant to Section 6.2, the Indemnifying Party shall have the right but not the obligation to control the performance of such investigation, cleanup, remediation or other response. The Parties also agree that the Indemnifying Party shall be responsible only for such investigation, cleanup, remediation or other response, and the costs thereof, based upon application of all available risk-based approaches and methods designed to minimize costs and to achieve the least stringent applicable cleanup criteria permitted by applicable Environmental Law that still allows for continued industrial/commercial use of affected property; provided that the Indemnifying Party shall use commercially reasonable efforts to permit the Indemnified Party to participate in such remediation (at the cost and expense of the Indemnified Party). The Indemnified Party shall grant or arrange reasonable access by the authorized representatives and agents of the Indemnifying Party to affected property as necessary to conduct any environmental investigation, cleanup, remediation or other response, and shall reasonably cooperate in the execution, completion, filing, and recording of all documents, use restrictions, institutional controls, notices, and other documents as will facilitate the conduct and completion of such investigation, cleanup, remediation or other response.

b.With respect to Environmental Liabilities that are subject to indemnification hereunder, the controlling party shall (i) keep the other party reasonably informed; (ii) reasonably promptly provide the other party with copies of all material communications received from or delivered to any Governmental Authority; and (iii) use commercially reasonable efforts to mitigate any Losses arising from the same.

Section 6.9.Consequential Damages. Neither Party shall be liable to any Indemnified Party for claims for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue, or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and each Party (and by acceptance of the benefits of the provisions of this Article 6, each Indemnified Party) releases the Indemnifying Party from liability for any such damages, in each case unless and except to the extent that such damages are payable to a third party.

Section 6.10.Exclusive Remedy. Absent fraud and subject to the right of each party to seek specific performance and injunction of this Agreement or any provision hereof or any other form of equitable relief to the extent provided in Section 7.17 hereof, the enforcement of the agreements of indemnification contained in this Article 6 shall be the exclusive remedy of the Parties hereto for any claims with respect to the inaccuracy or breach of any representation or warranty or covenant, undertaking or agreement or obligation in this Agreement; whether sounding in tort, contract or otherwise, and the Parties hereto waive all remedies otherwise available to such parties save only remedies which by law may not be waived. Seller and Buyer and their respective Affiliates are the only Persons entitled to exercise any remedy provided by this Article 6, and Seller and Buyer for themselves and their respective Affiliates, release, waive and agree not to sue for every other remedy and/or claim that any of them may have against a Party with respect to this Agreement or any Company.

Section 6.11.Other Indemnification Matters.

a.All indemnification payments under this Article 6 will be deemed adjustments to the Purchase Price.

b.It is expressly agreed and acknowledged by the Parties that for purposes of a Party’s right to indemnification pursuant to Sections 6.2(a) and Section 6.3(a), for purposes of determining the amount of any Losses only (and not for purposes of determining whether a breach of a representation or warranty occurred) the representations and warranties shall be deemed not qualified by any references therein to materiality.

ARTICLE 7
MISCELLANEOUS

Section 7.1.Construction of Defined Terms.

a.Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with or IFRS; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) words of one gender shall be construed to apply to each gender; (vi) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; and (vii) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement.

b.A reference to any Person includes such Person’s successors and permitted assigns.

c.Any reference to “days” means calendar days unless Business Days are expressly specified.

d.Any reference to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively.

e.The Schedules and Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

f.Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

g.Any references to “dollars” or “$” means dollars of the United States of America, unless expressly specified otherwise.

Section 7.2.Disclaimer of Representations and Warranties and Information in Data Room.

a.Buyer acknowledges that (i) it has had, and pursuant to this Agreement shall have before Closing, access to the Companies and their respective assets and the officers or other representatives of the Companies and Seller and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation, including environmental and other inspections, and upon the express representations, warranties, covenants and agreements set forth in this Agreement, and Seller and the Companies expressly disclaim all liability and responsibility for any representation, warranty, statement or communication made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants or representatives other than as expressly set forth in this Agreement (including, without limitation, any Evaluation Material, the Reconciliation opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of the Companies, Seller or any of their respective Affiliates). Toward this end, except as expressly set forth in this Agreement, neither the Companies nor Seller shall have liability to Buyer, any Buyer Indemnified Party or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information relating to the Companies, or prepared by or on behalf of the Companies, and supplied to Buyer before or after the date of this Agreement, or any Evaluation Material or the Reconciliation.

b.Seller acknowledges and agrees that it has not received any representations or warranties from any bank of Buyer and is not relying on the same in entering into this Agreement. Seller is relying solely on the representation and warranties of Buyer regarding Buyer’s financial wherewithal and ability to consummate the transactions contemplated by this Agreement

c.The right of any Buyer Indemnified Party to indemnification, payment of any Losses or other remedy based on the representations, warranties, covenants and obligations contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Parent and Seller hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of the Buyer or any documents submitted in the data room, and regardless of the results of any such investigation, the Buyer has entered into this transaction in express reliance upon the representations, warranties, covenants and obligations in this Agreement.

Section 7.3.Confidentiality. Subject to Section 7.4, the transactions contemplated by this Agreement shall be kept confidential by Parent, Seller, the Companies, Buyer and their respective Representatives; provided, however, that the Parties may disclose the transactions to their respective Affiliates and their respective legal counsel, accountants, financial advisors, debt financing sources and/or other professional advisors who agree to keep such information confidential. In the event that the transactions contemplated by the Agreement are not consummated, Buyer shall promptly return or destroy (at Buyer’s option) any Evaluation Material obtained by it from Seller, the Companies and their representatives and shall not use any such Evaluation Material for any purpose, unless such Evaluation Material (a) is or becomes generally available to the public other than as a result of a disclosure by Buyer or its officers, employees or agents, (b) was available to Buyer or its officers, employees or agents on a non-confidential basis (as evidenced in written records) prior to its disclosure to Buyer by or at the request of Seller or the Companies, (c) becomes available to Buyer on a non-confidential basis from a source other than Seller or the Companies; provided, however, that such source is not bound by a confidentiality agreement with Seller, any Company or any Affiliate thereof or otherwise prohibited from disclosing such information to Buyer by a contractual, legal or fiduciary obligation, or (d) was independently developed by Buyer (as evidenced in written records) without reference to information obtained from Seller, the Companies or their Representatives. The destruction or return of all Evaluation Material shall be certified by an executive officer of Buyer upon request of Seller. Notwithstanding the return or destruction of the Evaluation Material, Seller and its Affiliates shall continue to be bound by the confidentiality obligations in this Section 7.3 for a period of five (5) years following the termination of this Agreement,

Section 7.4.Public Announcements. The timing and content of all announcements and press releases made hereafter regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by Seller and Buyer in their respective reasonable discretion; provided that nothing herein shall prevent any Party from complying with applicable Law or regulation or the rules of any national securities exchange or other regulatory body or authority. For the avoidance of doubt, Buyer may send a letter to customers of the Companies announcing the transaction in substantially the same manner as the announcements and press releases agreed to by the Parties.

Section 7.5.Entire Agreement; Amendment; Waiver. Except for that certain Confidentiality Agreement, dated November 19, 2013, among the Parties (the “Confidentiality Agreement”), this Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written, pertaining to the subject matter of this Agreement and the other Transaction Documents. For the avoidance of doubt, in the event that this Agreement is terminated, the Confidentiality Agreement, including the non-solicitation provisions set forth therein, shall remain in full force and effect in accordance with the terms thereof. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

Section 7.6.Expenses. Each of the Parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing: (i) Seller shall also pay the Seller Expenses; (ii) Buyer shall pay the costs of the materials and equipment as set forth in Section 2.8; and (iii) the Buyer and Seller shall bear the Shared Costs equally.

Section 7.7.Governing Law; Arbitration.

a.Each Party agrees that this Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement or the breach, termination, interpretation, construction, rescission or validity thereof, whether based on contract, tort, statute, misrepresentation or any other legal theory, shall be construed and interpreted according to the laws of the State of New York, U.S.A. without regard to the choice of law and conflicts of law rules thereof.

b.Each Party agrees that (i) any dispute, controversy or claim arising out of, relating to or in connection with this Agreement (including, for the avoidance of doubt, Section 7.21 and Parent’s obligations thereunder) or the breach, termination, interpretation, construction, rescission or validity thereof, whether based on contract, tort, statute, misrepresentation or any other legal theory, shall be submitted to and shall be finally settled by binding arbitration administered by the International Chamber of Commerce (“ICC”) under the Rules of Arbitration of the ICC, and (ii) any judgment upon any awards rendered by the arbitrators may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their respective assets and (iii) any awards rendered in any such arbitration shall be final and binding on the Parties, and each Party hereto waives to the fullest extent permitted by Law any right it may otherwise have under the Laws of any jurisdiction to any form of appeal of, or collateral attack against, such award.

c.The arbitration proceeding shall take place in New York City, New York and shall be conducted exclusively in the English language.

d.Unless otherwise mutually agreed upon by the Parties, any arbitration under this provision shall be conducted before a panel of three arbitrators. Buyer will appoint one arbitrator, Parent and Seller will collectively appoint one arbitrator, and the two arbitrators so appointed by Buyer, Parent and Seller will nominate the third arbitrator. Each arbitrator will have had no past or present relationship with the Parties or their counsel, except as disclosed in writing to and approved by the Parties to the arbitration in writing. If the Party-appointed arbitrators are unable to agree upon the third arbitrator within 30 days of the appointment of the second arbitrator, the ICC shall appoint the third arbitrator, in accordance with the Rules of Arbitration of the ICC.

e.The prevailing party in any arbitration conducted under this Agreement will be entitled to an award of all fees, costs and expenses of the arbitrators and the arbitration (including, for the avoidance of doubt, reasonable attorneys’ fees). Any award of damages following arbitration as a result of the breach of this Agreement or any if its provisions shall include an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by the law.

Section 7.8.Judicial Proceedings; Waiver of Jury Trial. Each of the Parties hereto agrees that any judicial suit, action or proceeding required to (a) enforce, confirm, vacate or challenge any arbitration award rendered pursuant to Section 7.7, or (b) seek provisional or injunctive relief in aid of arbitration, as permitted by Law, including specific performance, may be brought in any court of competent jurisdiction, including any court having jurisdiction over the Parties or their assets. Notwithstanding the foregoing, the Parties agree to submit to the exclusive United States jurisdiction of the state or federal courts sitting in New York City, New York, USA, and irrevocably submits to the jurisdiction of each such court for the purpose of any such judicial suit, action, proceeding or judgment; provided, that jurisdiction outside of the United States shall be non-exclusive. EACH OF THE PARTIES HERETO (a) UNCONDITIONALLY ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT IN THE UNITED STATES AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY AND (b) IRREVOCABLY WAIVES ANY OBJECTION SUCH PARTY MAY NOW HAVE OR HEREAFTER HAS AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.11 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE

RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING PERMITTED BY THIS AGREEMENT.

Section 7.9.Further Assurances. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party to this Agreement shall take all such reasonable necessary action. The Parties hereto shall execute any additional instruments necessary to consummate the transactions contemplated hereby.

Section 7.10.Assignment. This Agreement and each Party’s respective rights and obligations hereunder may not be assigned, by operation of Law or otherwise, without the prior written consent of the other Parties and any attempt to do so shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their successors and permitted assigns.

Section 7.11.Notices. All notices, requests, claims, demands, disclosures and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to an officer of the applicable Party, (b) two (2) Business Days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested or (c) when received via facsimile or electronic mail, in all cases addressed to the Party for whom it is intended at the address set forth below or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this Section 7.11:

If to Buyer or,	Heritage - Crystal Clean, LLC

following the Closing,	2175 Point Boulevard, Suite 375

the Companies:	Elgin, IL 60123
Attention: Greg Ray
Phone:    (847) 783-5102
Email:    Greg.Ray@Crystal-Clean.com

with a copy to:	McDermott Will & Emery

(which shall not	227 West Monroe Street

Constitute notice)	Chicago, IL 60606
Attention:    Heidi Steele
Phone:    (312) 984-3624
Fax:    (312) 277-7639
Email: hsteele@mwe.com

If to Parent or Seller or,	Dédalo Patrimonial S.L.U.

prior to Closing,	Camino de Santiago 40

the Companies:	28050 Madrid, Spain
Attention:    Fernando del Cano and Juan de los Rios
Email: fcanop@fcc.es and jdelosriosj@fcc.es

and a copy to:	Hunton & Williams LLP
1111 Brickell Avenue

(which shall not	Suite 2500

Constitute notice)	Miami, FL 33131
Attention:    Fernando C. Alonso
Phone:    (305) 810-2570
Fax:    (305) 810-2460
Email: falonso@hunton.com
Section 7.12.Counterparts and Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement by any of the Parties may be evidenced by way of a facsimile transmission or other means of electronic transmission of such Party’s signature, transmission shall be deemed to constitute the original signature of such Party hereto.

Section 7.13.Headings. The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 7.14.Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby and shall remain in full force and effect. Any such invalid provision shall be modified to give it maximum effect consistent with the intent of the stricken provision so as to allow its enforceability under applicable law.

Section 7.15.No Third Party Rights. Except as provided in Article 6, (a) nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties to this Agreement and their successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under, or by reason of, this Agreement, (b) no third party is entitled to rely on any of the representations, warranties, covenants and agreements contained in this Agreement and (c) neither Buyer nor Seller assumes any liability to any third party because of any reliance on the representations, warranties, covenants and agreements of Buyer or Seller contained in this Agreement.

Section 7.16.Release. Effective as of the Closing, Buyer, on behalf of itself and its officers, directors, stockholders, Subsidiaries and Affiliates (including, following the Closing, the Companies and any of their respective Subsidiaries) and each of their respective successors and assigns (each a “Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by law, Seller and each of its respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to and including the Closing Date. Each Releasor agrees not to, and agrees to cause its respective officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim against the Releasees. Notwithstanding the foregoing, each Releasor and its respective officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement and the other Transaction Documents.

Section 7.17.Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement, including without limitation Section 5.5, were not performed by a Party hereto in accordance with the specific terms hereof or were otherwise breached by such Party, and that money damages may be inadequate and the non-breaching Party may not have an adequate remedy at law. It is accordingly agreed that the non-breaching Party shall be entitled, without posting a bond or other security, to seek an injunction or injunctions to prevent breaches of this Agreement or seek to enforce specifically the performance of the terms and provisions hereof and/or to seek other equitable relief, in each case whether from an arbitration tribunal constituted pursuant to Section 7.7 above or from a court in aid of arbitration, in each case in addition to any other remedy to which it is entitled at law or in equity.

Section 7.18.Waiver of Conflicts. Recognizing that Hunton & Williams LLP (“H&W”) has acted as legal counsel to Seller and the Companies, the Subsidiaries and certain of their respective Affiliates prior to date hereof, and that H&W intends to act as legal counsel to Seller and its Affiliates (which will no longer include any Company and the Subsidiaries) after the Closing, Buyer hereby waives, on its own behalf and agrees to cause its Affiliates, the Companies and the Subsidiaries to waive, any conflicts that may arise in connection with H&W representing Seller or its Affiliates after the Closing as such representation may relate to Buyer, the Company or the Subsidiaries or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between Seller, the Companies and the Subsidiaries and their respective Affiliates, on the one hand, and H&W, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not any Company or the Subsidiaries). Accordingly, the Companies and the Subsidiaries shall not have access to any such communications or to the files of H&W relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) Seller and its Affiliates (and not any Company and the Subsidiaries) shall be the sole holder of the attorney-client privilege with respect to such engagement, and none of the Companies or the Subsidiaries shall be a holder thereof, (b) to the extent that files of H&W in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not any Company and the Subsidiaries) shall hold such property rights and (c) H&W shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies or any of the Subsidiaries by reason of any attorney-client relationship between H&W and any Company or any of the Subsidiaries or otherwise. This Section 7.18 will be irrevocable, and no term of this Section 7.18 may be amended, waived or modified, without the prior written consent of H&W.

Section 7.19.Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.20.Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 7.21.Guaranty.

a.Parent hereby irrevocably jointly and severally guarantees each and every covenant and obligation of Seller, the full and timely performance of Seller’s obligations under the provisions of this Agreement including, without limitation, the indemnification obligations of Seller set forth in Article 6 hereof. This is a guaranty of payment and performance, and not of collection, and Parent acknowledges and agrees that this guaranty is full, irrevocable and unconditional, and no release or extinguishments of Seller’s liability or obligations (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy Proceeding or otherwise, will affect the continuing validity and enforceability of this guaranty. Parent hereby waives, for the benefit of Buyer to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Seller. Parent understands that Buyer is relying on this guaranty in entering into this Agreement. Guarantor may not assign any of its agreements, obligations or rights under this Agreement, in whole or in part, without the prior written consent of Buyer. This Section 7.21 shall survive the termination of this Agreement until all obligations of Seller hereunder have been timely and fully performed.

b.Parent hereby represents and warrants to Seller that this Section 7.21 constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such principles are considered in a Proceeding in equity or at law).

[Remainder of page intentionally left blank.
Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above.

BUYER:	HERITAGE - CRYSTAL CLEAN, LLC

By:	/s/ Joseph Chalhoub
Name: Joseph Chalhoub
Title:     President and Chief Executive Officer

SELLER:	DÉDALO PATRIMONIAL S.L.U.

By:	/s/ Carlos Baron
Name: Carlos Baron
Title: Representative

Solely for purposes of Section 5.5 and Article 7:

PARENT:	FOMENTO DE CONSTRUCCIONES Y CONTRATAS, S.A.

By:	/s/ Carlos Baron
Name: Carlos Baron
Title: Representative

*Pursuant to Item 601(b) of Regulation S-K, Exhibits and Schedules have been omitted from this Agreement. The registrant will furnish a copy of any omitted Exhibit and Schedule to the Securities and Exchange Commission upon request.